EXHIBIT 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (as the same may be amended, restated, modified, or supplemented from time to time, this “Agreement”) dated as of May 29, 2020 (the “Effective Date”) among Solar Capital Ltd., a Maryland corporation, with an office located at 500 Park Avenue, 3rd Floor, New York, NY 10022 (“Solar”), as collateral agent (in such capacity, together with its successors and assigns in such capacity, “Collateral Agent”), the lenders listed on Schedule 1.1 hereof or otherwise a party hereto from time to time including Solar in its capacity as a Lender (each a “Lender” and collectively, the “Lenders”), SI-BONE, Inc., a Delaware corporation, with offices located at 471 El Camino Real, Suite 101, Santa Clara, CA 95050, and other borrowers party hereto from time to time (individually and collectively, jointly and severally, “Borrower”), and the Guarantors party hereto from time to time, provides the terms on which the Lenders shall lend to Borrower and Borrower shall repay the Lenders. The parties agree as follows:
1.DEFINITIONS AND OTHER TERMS
1.1 Terms. Capitalized terms used herein shall have the meanings set forth in Section 1.4 to the extent defined therein. All other capitalized terms used but not defined herein shall have the meaning given to such terms in the Code. Any accounting term used but not defined herein shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof and (b) the financial statements delivered hereunder shall be prepared without giving effect to the implementation of Accounting Standards Codification 606: Revenue from Contracts with Customers. For the avoidance of doubt, and without limitation of the foregoing, Permitted Convertible Debt shall at all times be valued at the full stated principle amount thereof and shall not include any reduction or appreciation in value of the shares deliverable upon conversion thereof.
1.2 Section References. Any section, subsection, schedule or exhibit references are to this Agreement unless otherwise specified.
1.3 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.
1.4 Definitions. The following terms are defined in the Sections or subsections referenced opposite such terms:

“Agreement”	Preamble
“Approved Lender”	Section 12.1
“Borrower”	Preamble
“Cash Excess Payment”	Section 7.7
“Claims”	Section 12.2
“Collateral Agent”	Preamble
“Collateral Agent Report”	Exhibit B, Section 5
“Connection Income Taxes”	Exhibit C, Section 1
“Default Rate”	Section 2.3(b)
“Effective Date”	Preamble
“Event of Default”	Section 8
“Excluded Taxes”	Exhibit C, Section 1
“FATCA”	Exhibit C, Section 1
“Foreign Lender”	Exhibit C, Section 1
“Indemnified Person”	Section 12.2
“Indemnified Taxes”	Exhibit C, Section 1
“Lender” and “Lenders”	Preamble
“Lender Transfer”	Section 12.1
“New Subsidiary”	Section 6.10
“Officer”	Exhibit E, Preamble
“Open Source Licenses”	Section 5.2(f)
“Other Connection Taxes”	Exhibit C, Section 1
“Other Taxes”	Exhibit C, Section 1
“Participant Register”	Section 12.1
“Perfection Certificate” and “Perfection Certificates”	Section 5.1
“Recipient”	Exhibit C, Section 1
“Refinancing Convertible Debt”	Section 7.7
“Register”	Section 12.1
“Solar”	Preamble
“Term Loan”	Section 2.2(a)
“Termination Date”	Exhibit B, Section 8
“Transfer”	Section 7.1
“U.S. Person”	Exhibit C, Section 1
“U.S. Tax Compliance Certificate”	Exhibit C, Section 7(b)(ii)(C)
“Withholding Agent”	Exhibit C, Section 1

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:
“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made under the Code, and includes, without limitation, all accounts receivable and other sums owing to any Loan Party.
“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made under the Code.
“ACH Letter” is ACH debit authorization in the form of Exhibit G hereto.
“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Amortization Date” is July 1, 2023.
“Anti-Terrorism Laws” are any laws, rules, regulations or orders relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.
“Approved Fund” is any (i) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (ii) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (i) and that, with respect to each of the preceding clauses (i) and (ii), is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.
“Bond Hedge Transaction” has the meaning assigned to such term in the definition of “Permitted Call Spread Agreement”.
“Blocked Person” is any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.
“Business Day” is any day that is not a Saturday, Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.
“Cash Equivalents” are (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) certificates of deposit maturing no more than one (1) year after issue, provided that the account in which any such certificate of deposit is maintained is subject to a Control Agreement in favor of Collateral Agent, and (d) any money market or similar funds that exclusively hold any of the foregoing.
“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Collateral Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.
“Collateral” is any and all properties, rights and assets of each Loan Party described on Exhibit A.
“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account, or any other bank account maintained by any Loan Party or any Subsidiary (other than any Excluded Foreign Subsidiary) at any time.
“Collateral Agent” is Solar, not in its individual capacity, but solely in its capacity as collateral agent on behalf of and for the ratable benefit of the Secured Parties.
“Commitment Percentage” is set forth in Schedule 1.1, as amended from time to time.
“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made under the Code.
“Competitor” means a direct competitor of Borrower, as reasonably determined by Collateral Agent.
“Compliance Certificate” is that certain certificate in substantially the form attached hereto as Exhibit E.

“Consolidated EBITDA” means, with respect to Borrower and its Subsidiaries on a consolidated basis for any period, an amount equal to Consolidated Net Income for such period, plus each of the following to the extent deducted in calculating such Consolidated Net Income, without duplication: (i) Consolidated Net Interest Expense for such period; (ii) the sum of federal, state, local and foreign income Taxes accrued or paid in cash during such period; (iii) the amount of depreciation expense deducted in determining Consolidated Net Income for such period; (iv) the amount of amortization expense deducted in determining Consolidated Net Income for such period; (v) any non-cash stock compensation expense recorded pursuant to FASB 123R for such period; (vi) to the extent actually paid during such period, fees and expenses related to the consummation of the transactions contemplated to be closed on the Effective Date; (vii) transaction costs related to Permitted Acquisitions, Permitted Investments, Permitted Convertible Debt or any offering by Borrower of its Equity Interests during such period; and (viii) litigation costs.
“Consolidated Net Income” means, with respect to Borrower and its Subsidiaries on a consolidated basis for any period, the net income (loss) of Borrower and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP, but excluding from the determination of Consolidated Net Income (without duplication): (a) any non-cash extraordinary or non-recurring gains or losses or non-cash gains or losses from Transfers for such period; (b) any restructuring charges; (c) effects of discontinued operations in such period; (d) any Tax refunds, net operating losses or other net Tax benefits received during such period on account of any prior period; and (e) the net income (or loss) of any Person accrued prior to the date (x) it becomes a Subsidiary of Borrower or (y) all or substantially all of the properties or assets of such Person are acquired by a Subsidiary of Borrower, in each case, determined on a consolidated basis and in accordance with GAAP.
“Consolidated Net Interest Expense” means, with respect to Borrower and its Subsidiaries on a consolidated basis for any period, total interest expense (including mark-to-market interest expense with respect to any warrants to purchase Equity Interests of Borrower), premium payments, debt discount, fees, charges and related expenses with respect to all outstanding Indebtedness (including Permitted Hedging Agreements) of Borrower and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP (including interest expense paid to Affiliates of Borrower), less interest income of Borrower and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP.
“Consulting Royalties” means, with respect to any health care professional or other Person who is a counterparty to a health care professional consulting agreement or similar contract with Borrower or any of its Subsidiaries, royalty payments due to, or obligations to make royalty payments to or enter into agreements to pay royalties to, such Person arising out of consulting services provided to Borrower or any of its Subsidiaries relating to product development; provided that in no event shall Consulting Royalties under any such agreement exceed more than ten percent (10%) of sales of the product identified in such agreement; provided further, that such agreements shall not provide for any transfer of Intellectual Property to such Person and such Person shall have no rights in any Intellectual Property other than non-exclusive licenses.
“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith in accordance with GAAP; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement. Notwithstanding anything to the contrary in the foregoing, any Permitted Call Spread Agreement shall not constitute a Contingent Obligation of the Borrower.
“Control Agreement” is any control agreement entered into among (a) the depository institution at which any Loan Party or any of its Subsidiaries (other than any Excluded Foreign Subsidiary) maintains a Deposit Account or the securities intermediary or commodity intermediary at which any Loan Party or any of its Subsidiaries (other than any Excluded Foreign Subsidiary) maintains a Securities Account or a Commodity Account, (b) such Loan Party or such Subsidiary, as applicable, and (c) Collateral Agent pursuant to which Collateral Agent, for the ratable benefit of the Secured Parties, obtains “control” (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.
“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Cross-Default Reference Obligation” has the meaning assigned to such term in the definition of “Permitted Convertible Debt.”
“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made under the Code.
“Designated Deposit Account” is Borrower’s deposit account set forth on the ACH Letter.
“Dollars,” “dollars” and “$” each mean lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.
“Eligible Assignee” is (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund and (iv) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which either (A) has a rating of BBB or higher from Standard & Poor’s Rating Group and a rating of Baa2 or higher from Moody’s Investors Service, Inc. at the date that it becomes a Lender or (B) has total assets in excess of One Billion Dollars ($1,000,000,000); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include, unless an Event of Default has occurred and is continuing, (i) any Loan Party or any Loan Party’s Affiliates or Subsidiaries, (ii) a Competitor or (iii) a Vulture Fund. Notwithstanding the foregoing, (x) in connection with any assignment by a Lender as a result of a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party and (y) in connection with a Lender’s own financing or securitization transactions, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party providing such financing or formed to undertake such securitization transaction and any transferee of such Person or party upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; provided that no such sale, transfer, pledge or assignment under this clause (y) shall release such Lender from any of its obligations hereunder or substitute any such Person or party for such Lender as a party hereto until Collateral Agent shall have received and accepted an effective assignment agreement from such Person or party in form satisfactory to Collateral Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee as Collateral Agent reasonably shall require.
“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made under the Code, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
“Equity Interests” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in such Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire (by purchase, conversion, dividend, distribution or otherwise) any of the foregoing (including through convertible securities), and all other rights, powers, privileges, interests, claims and other property in any manner arising therefrom or relating thereto. Notwithstanding the foregoing, in no event shall any indebtedness convertible or exchangeable into Equity Interests constitute “Equity Interests” hereunder.
“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.
“Excluded Accounts” shall mean (a) any Collateral Account of any Loan Party or any Subsidiary that is used by such Person solely for payroll, payroll Taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s employees and as identified to Collateral Agent by Borrower as such in the Perfection Certificate; provided that the amount deposited therein shall not exceed the amount reasonably expected to be due and payable for the next two (2) succeeding pay periods (including, for the avoidance of doubt, any amounts deposited for customary seasonal bonuses), (b) accounts (including trust accounts) used exclusively for escrow, customs, insurance or fiduciary purposes, merchant accounts, accounts used exclusively for compliance with any Requirements of Law to the extent such Requirements of Law prohibits the granting of a Lien thereon, (c) zero balance accounts and (d) Collateral Accounts and securities accounts held in jurisdictions outside the United States.

“Excluded Foreign Subsidiary” means, with respect to any Loan Party, any Subsidiary of such Loan Party, at any date of determination, (a) that is a “controlled foreign corporation” as defined in Section 957(a) of the Internal Revenue Code, (b) that is a direct or indirect Subsidiary of a “controlled foreign corporation” as defined in Section 957(a) of the Internal Revenue Code, or (c) substantially all of the assets of which are (1) equity interests in one or more “controlled foreign corporations” as defined in Section 957(a) of the Internal Revenue Code, and/or (2) Indebtedness or accounts receivable owed by any CFC or other entity that is described in this definition.
“Excluded Subsidiary” shall mean (a) any subsidiary that is prohibited by any applicable law or, on the date such subsidiary is acquired (provided, that such prohibition is not be created in contemplation of such acquisition), its organizational documents, in each case, from guaranteeing the Obligations; (b) any subsidiary that is prohibited by any contractual obligation that existed on the date any such subsidiary is acquired (provided, that such prohibition is not created in contemplation of such acquisition) from guaranteeing the Obligations; (c) any subsidiary to the extent that the provision of any subsidiary guarantee of the Obligations would require the consent, approval, license or authorization of any governmental authority which has not been obtained, any subsidiary that is subject to such restrictions; (d) any Excluded Foreign Subsidiary; and (e) any subsidiary for which the provision of a subsidiary guarantee would result in a material adverse regulatory consequence to us or one of our subsidiaries, as applicable.
“Exigent Circumstance” means any event or circumstance that, in the reasonable judgment of Collateral Agent, imminently threatens the ability of Collateral Agent to realize upon all or any material portion of the Collateral, such as, without limitation, fraudulent removal, concealment, or abscondment thereof, destruction or material waste thereof, or failure of any Loan Party or any of its Subsidiaries after reasonable demand to maintain or reinstate adequate casualty insurance coverage, or which, in the judgment of Collateral Agent, could reasonably be expected to result in a material diminution in value of the Collateral.
“FDA” means the U.S. Food and Drug Administration or any successor thereto.
“Fee Letter” means that certain Fee Letter dated the Effective Date, between each Loan Party and Solar, as amended, amended and restated, supplemented or otherwise modified from time to time.
“First-Tier Foreign Subsidiary” means any Excluded Foreign Subsidiary, the capital stock of which is owned directly by any Loan Party.
“Funding Date” is any date on which a Term Loan is made to or on account of Borrower which shall be a Business Day.
“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.
“General Intangibles” are all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made under the Code, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
“Governmental Authority” is any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof (including the FDA) or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state or locality of the United States, the United States, or a foreign government.

“Guarantor” is any other Person providing a Guaranty in favor of Collateral Agent for the benefit of the Secured Parties (including without limitation pursuant to Section 6.10) but excluding any Excluded Subsidiary.
“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.
“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations up to the amount of the liability in respect thereof that would at that time be required to be capitalized on a balance sheet in accordance with GAAP as in effect on December 31, 2019, (d) non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (e) equity securities of such Person subject to repurchase or redemption other than at the sole option of such Person, (f) obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (g) “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts, (h) all Indebtedness of others guaranteed by such Person, (i) off-balance sheet liabilities and/or pension plan or multiemployer plan liabilities of such Person to the extent such liabilities could reasonably be expected to have a Material Adverse Change, and (j) Contingent Obligations. In no event shall obligations under any Permitted Call Spread Agreement constitute Indebtedness.
“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions or proceedings seeking reorganization, arrangement, or other relief.
“Insolvent” means not Solvent.
“Intellectual Property” means all of each Loan Party’s or any of its Subsidiaries’ right, title and interest in and to the following:
(a)its Copyrights, Trademarks and Patents;
(b)any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c)any and all source code;

(d)any and all design rights which may be available to such Loan Party;

(e)any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Intellectual Property Security Agreement” means that certain Intellectual Property Security Agreement dated as of the Effective Date between the Loan Parties and Collateral Agent, as the same may from time to time be amended, restated, modified or otherwise supplemented.
“Intercompany Subordination Agreement” means that certain Intercompany Subordination Agreement, dated as of the date hereof among Borrower, each Subsidiary and Collateral Agent, as amended, amended and restated, supplemented or otherwise modified from time to time.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made under the Code, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Person’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.
“IRS” means the United States Internal Revenue Service.
“Key Person” is each of Borrower’s (i) President and Chief Executive Officer, who is Jeffrey W. Dunn as of the Effective Date, and (ii) Chief Financial Officer, who is Laura A. Francis as of the Effective Date.
“Knowledge” means to the “best of” the applicable Loan Party’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.
“Lender” is any one of the Lenders.
“Lenders” are the Persons identified on Schedule 1.1 hereto and each assignee that becomes a party to this Agreement pursuant to Section 12.1.
“Lenders’ Expenses” are (a) all reasonable audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses (whether generated in house or by outside counsel), as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for preparing, amending, negotiating and administering the Loan Documents, and (b) all fees and expenses (including attorneys’ fees and expenses, as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by Collateral Agent and/or the Lenders in connection with the Loan Documents.
“LIBOR Rate” means the greater of (a) 0.33% and (b) the per annum rate published by the Intercontinental Exchange Benchmark Administration Ltd. (the “Service”) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, as determined by Collateral Agent) for a term of one month, which determination by Collateral Agent shall be conclusive in the absence of manifest error; provided that if, at any time, Lenders notify Collateral Agent that Lenders have determined that (x) Lenders are unable to determine or ascertain such rate, (y) the applicable regulator has made public statements to the effect that the rate published by the Service is no longer used for determining interest rates for loans or (z) by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars in the applicable amounts or for the relative maturities are not being offered for such period, then the LIBOR Rate shall be equal to an alternate benchmark rate and spread agreed between Collateral Agent and the Loan Parties (which may include SOFR, to the extent publicly available quotes of SOFR exist at the relevant time), giving due consideration to (i) market convention or (ii) selection, endorsement or recommendation by a Relevant Governmental Body. Such alternative benchmark rate and spread shall be binding unless the Required Lenders object within five (5) days following notification of such amendment.
“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest, or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.
“Loan Documents” are, collectively, this Agreement, the Fee Letter, each Control Agreement, the Pledge Agreement, the Intellectual Property Security Agreement, the Perfection Certificates, each Compliance Certificate, the ACH Letter, each Loan Payment Request Form, any Guarantees, the Intercompany Subordination Agreement and any other subordination agreements, any note, or notes or guaranties executed by any Loan Party or any other Person, any agreements creating or perfecting rights in the Collateral (including all insurance certificates and endorsements, landlord consents and bailee consents) and any other present or future agreement entered into by any Loan Party or any other Person for the benefit of the Lenders and Collateral Agent, as applicable, in connection with this Agreement; all as amended, restated, or otherwise modified.
“Loan Party” means, individually, Borrower and each Guarantor and “Loan Parties” means, collectively, Borrower and each Guarantor.
“Loan Party’s Books” are, with respect to any Loan Party, such Loan Party’s or any of its Subsidiaries’ books and records including ledgers, federal, state, local and foreign tax returns, records regarding such Loan Party’s or its Subsidiaries’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
“Loan Payment Request Form” is that certain form attached hereto as Exhibit D.

“Material Adverse Change” is (a) a material adverse change in the business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, when taken as a whole; (b) a material impairment of (i) the prospect of repayment of any portion of the Obligations, (ii) the legality, validity or enforceability of any Loan Document, (iii) the rights and remedies of Collateral Agent or Lenders under any Loan Document except as the result of the action or inaction of the Collateral Agent or Lenders, (iv) the validity, perfection or priority of any Lien in favor of Collateral Agent for the benefit of the Secured Parties on any of the Collateral except as the result of the action or inaction of the Collateral Agent or Lenders; or (c) a “Change in Control”, “Fundamental Change” and/or “Make-Whole Fundamental Change” (each howsoever defined) under any indenture governing any Permitted Convertible Debt, in each case to the extent any repayment or payment obligation could result in connection with the occurrence of such event.
“Material Agreement” is any license, agreement or other contractual arrangement required to be disclosed (including amendments thereto) under regulations promulgated under the Securities Act of 1933 or Securities Exchange Act of 1934, as may be amended; provided, however, that “Material Agreements” shall exclude all real estate leases.
“Maturity Date” is June 1, 2025.
“Measurement Date” is the last day of each month.
“Net Product Revenue” means, with respect to the Loan Parties, product revenue (determined under GAAP) with respect to the sale of surgical devices and products of the Borrower and its Subsidiaries. For the avoidance of doubt, Net Product Revenue excludes any Consulting Royalties and any other royalties.
“Obligations” are all of each Loan Party’s obligations to pay when due any debts, principal, interest, Lenders’ Expenses, the Prepayment Premium, all fees under the Fee Letter, and any other amounts such Loan Party owes the Collateral Agent or the Lenders now or later, in connection with, related to, following, or arising from, out of or under, this Agreement or, the other Loan Documents, or otherwise, and including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of any Loan Party assigned to the Lenders and/or Collateral Agent in connection with this Agreement and the other Loan Documents, and the performance of such Loan Party’s duties under the Loan Documents.
“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.
“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.
“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, re-examination certificates, utility models, extensions and continuations-in-part of the same.
“Payment Date” is the first (1st) calendar day of each calendar month, commencing on July 1, 2020.

“Permitted Acquisition” means an acquisition by Borrower or any Subsidiary of any Intellectual Property or all or substantially all of the assets of, all of the ownership interests in, or a business line, product line (including rights in respect of any medical device) or unit or division of another Person (including any foreign corporations) for cash consideration (including (x) any purchase price adjustments, indemnity payments and earn-out obligations in connection therewith and (y) any liability assumed in connection therewith, including without limitation any Indebtedness permitted under clause (p) of the definition of Permitted Indebtedness) up to Ten Million Dollars ($10,000,000) in any fiscal year (or such greater amount as may be agreed with the prior written consent of Lender); provided that (a) no Event of Default or event that with the passage of time would result in an Event of Default shall exist immediately before or immediately after the consummation of such acquisition, (b) such acquired Person or assets shall be in the same line of business as is conducted by Borrower as of the Effective Date (or a line of business reasonably related thereto), (c) such acquisition shall not cause the focus or locations of Borrower’s and its Subsidiaries’ operations (when taken as a whole) to be located outside of the United States, (d) such acquisition shall not constitute a hostile acquisition, (e) any Person acquired as a result of such acquisition shall become a secured Guarantor subject to the terms herein, (f) in connection with such acquisition, neither Borrower nor any of its Subsidiaries (including for this purpose, the target of the acquisition) shall acquire or be subject to any Indebtedness or Liens that are not otherwise permitted hereunder, (g) both immediately prior to and immediately upon giving effect to the consummation of such acquisition, Borrower is in compliance with Section 7.13, (h) to the extent the total consideration (including (x) any purchase price adjustments, indemnity payments and earn-out obligations in connection therewith and (y) any liability assumed in connection therewith, including without limitation any Indebtedness permitted under clause (p) of the definition of Permitted Indebtedness) in any fiscal year for acquisitions exceeds $5,000,000, the pro forma Consolidated EBITDA of Borrower immediately after consummation of such acquisition shall be greater than (and, for the avoidance of doubt, in the case of loss, less loss than) the Consolidated EBITDA of Borrower immediately prior to giving effect to such acquisition, (i) Borrower has notified the Lenders at least ten (10) Business Days in advance of entering into such transaction, which notice shall include a reasonably detailed description of such transaction and, to the extent the total consideration (including (x) any purchase price adjustments, indemnity payments and earn-out obligations in connection therewith and (y) any liability assumed in connection therewith, including without limitation any Indebtedness permitted under clause (p) of the definition of Permitted Indebtedness) in any fiscal year for acquisitions exceeds $5,000,000, updated pro forma projections for Borrower and its Subsidiaries evidencing the conditions set forth in the immediately preceding clauses (g) and (h), (j) all transactions related to such acquisition shall be consummated in all material respects in accordance with applicable law, and (k) Borrower shall provide to the Lenders as soon as available but in any event not later than five (5) Business Days after the execution thereof, a copy of the executed purchase agreement or similar agreement with respect to any such acquisition. Notwithstanding the foregoing and for the avoidance of doubt, in no event shall Borrower or any of its Subsidiaries assume any liabilities with respect to any acquisition, including without limitation, any Permitted Indebtedness, in excess of Five Million Dollars ($5,000,000) in any fiscal year.
“Permitted Call Spread Agreements” means (a) any call option transaction (including, but not limited to, any bond hedge transaction or capped call transaction) pursuant to which the Borrower acquires an option requiring the counterparty thereto to deliver to the Borrower shares of common stock of the Borrower (or other securities or property following a merger event or other change of the common stock of the Borrower), the cash value thereof or a combination thereof from time to time upon exercise of such option entered into by the Borrower in connection with the issuance of Permitted Convertible Debt (such transaction, a “Bond Hedge Transaction”) and (b) any issued warrants to acquire common stock of the Borrower (or other securities or property following a merger event or other change of the common stock of the Borrower) (whether such warrant is settled in shares, cash or a combination thereof) issued by the Borrower in connection with the issuance of Permitted Convertible Debt (such transaction, a “Warrant Transaction”); provided that (i) the terms, conditions and covenants of each such call option transaction are customary for agreements of such type, as determined by the board of directors of Borrower (or a committee thereof) in good faith, (ii) the purchase price for such Bond Hedge Transaction, less the proceeds received by the Borrower from the sale of any related Warrant Transaction, does not exceed the net proceeds received by the Borrower from the issuance of the related Permitted Convertible Debt and (iii) in the case of clause (b) above, such warrants would be classified as an equity instrument in accordance with GAAP.

“Permitted Convertible Debt” means any unsecured notes issued by the Borrower that are convertible into a fixed number (subject to customary anti-dilution adjustments, “make-whole” increases and other customary changes thereto) of shares of common stock of the Borrower (or other securities or property following a merger event or other change of the common stock of the Borrower), cash or any combination thereof (with the amount of such cash or such combination determined by reference to the market price of such common stock or such other securities); provided that such Indebtedness must satisfy each of the following conditions: (i) both immediately prior to and after giving effect (including pro forma effect) to the issuance thereof, no Default or Event of Default shall exist or result therefrom, (ii) such Indebtedness matures after, and does not require any scheduled amortization or other scheduled or otherwise required payments of principal prior to, or have a scheduled maturity date earlier than, the date that is 180 calendar days after the Maturity Date (it being understood that none of (x) any provision requiring an offer to purchase such Indebtedness as a result of change of control or other fundamental change, which purchase is settled on a date no earlier than the date twenty (20) Business Days following the occurrence of such change of control or other fundamental change, (y) any conversion rights of the holders of any Permitted Convertible Debt and (z) any provisions providing for acceleration upon an event of default thereunder, in each case, shall violate the foregoing restriction), (iii) any cross-default or cross-acceleration event of default (each howsoever defined) provision contained therein that relates to indebtedness or other payment obligations of Borrower (or any of its Subsidiaries) (such indebtedness or other payment obligations, a “Cross-Default Reference Obligation”) contains a cure period of at least thirty (30) calendar days (after written notice to the issuer of such Indebtedness by the trustee or to such issuer and such trustee by holders of at least 25% in aggregate principal amount of such Indebtedness then outstanding) before a default, event of default, acceleration or other event or condition under such Cross-Default Reference Obligation results in an event of default under such cross-default or cross-acceleration provision, (iv) the terms, conditions and covenants (other than pricing terms determined through a customary marketing process) of such Indebtedness must be customary for convertible Indebtedness of such type at the time of issuance (as determined by the board of directors of the Borrower, or a committee thereof, in good faith) and, (v) such Indebtedness is not guaranteed by any Subsidiary of the Borrower unless the Obligations are guaranteed by such Subsidiary on a secured basis.
“Permitted Distributions” are:
(a) [Reserved];
(b) The payment of dividends by Borrower solely in non-cash pay and non-redeemable capital stock (including, for the avoidance of doubt, dividends and distributions payable solely in Equity Interests);
(c) The (i) redemption or repurchase of Equity Interests or options or other equity or phantom equity in respect of its Equity Interests by Borrower from current or former officers, employees, directors and consultants of Borrower, so long as (A) an Event of Default does not exist at the time of such redemption or repurchase and would not exist after giving effect to such redemption or repurchase and (B) the amount paid for all such redemptions and repurchases shall not exceed Five Hundred Thousand Dollars ($500,000) in the aggregate, in any fiscal year of Borrower and (ii) purchase of unvested equity awards by Borrower from terminated employees, so long as such purchase is below the then-listed price of the Borrower’s Equity Interests on a national exchange;
(d) The repurchase or other acquisition of Equity Interests deemed to occur (A) upon the exercise of stock options, warrants, restricted stock units or other rights to purchase Equity Interests if such Equity Interests represent a portion of the exercise price thereof or conversion price thereof and (B) in connection with any tax withholding imposed, levied, collected, withheld or assessed by any Governmental Authority upon the grant of or any exercise or vesting of any Equity Interests (or options in respect thereof) of current or former officers, employees, directors and consultants of Borrower;
(e) Cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests;
(f) In connection with any Permitted Acquisition by Borrower or any of its Subsidiaries, (A) the receipt or acceptance of the return to Borrower or any of its Subsidiaries of Equity Interests of Borrower constituting a portion of the purchase price consideration in settlement of indemnification claims, or as a result of a purchase price adjustment (including earn-outs or similar obligations) and (B) payments or distributions to equity holders pursuant to appraisal rights required under Requirements of Law; and
(g) The distribution of rights pursuant to any shareholder rights plan or the redemption of such rights for nominal consideration in accordance with the terms of any shareholder rights plan.
Notwithstanding the foregoing, Subsidiaries shall be permitted to, directly or indirectly, pay dividends or make distributions to any Loan Party.

“Permitted Hedging Agreement” means any currency agreement, all rate swap transactions or other contract or arrangement designed solely to protect a Person against fluctuations in currency exchange rates and interest rate risk, and any confirmation executed in connection with any such agreement, contract, or arrangement, in each case, entered into by Borrower or any of its Subsidiaries solely to hedge or mitigate the risks of foreign exchange rate fluctuations and interest rate risk and not for any speculative or other purposes; provided that such agreement, contract or arrangement shall comply in all respects with the hedging policies or guidelines as are approved by the board of directors or as are approved by Lender (such approval not to be unreasonably withheld, delayed or conditioned); provided further, that all accrued and reasonably expected liabilities of Borrower or its Subsidiaries arising under Permitted Hedging Agreements shall not exceed Seven Hundred Fifty Thousand Dollars ($750,000) in the aggregate. For the avoidance of doubt, no Permitted Call Spread Agreement shall constitute a Permitted Hedging Agreement.
“Permitted Indebtedness” is:
(a)the Loan Parties’ Indebtedness to the Lenders and Collateral Agent under this Agreement and the other Loan Documents;
(b)Indebtedness existing on the Effective Date and disclosed on the Perfection Certificate;

(c)Subordinated Debt;

(d)secured and unsecured Indebtedness in connection with credit cards incurred in the ordinary course of business in an aggregate amount not to exceed One Million Dollars ($1,000,000);

(e)Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by any Loan Party or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets or software of such person; provided that (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed One Million Dollars ($1,000,000) at any time and (ii) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made);

(f)Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of the Loan Parties’ business;

(g)Unsecured intercompany Indebtedness subject to the Intercompany Subordination Agreement that constitutes a Permitted Investment under clause (l), (m) and (o) of the term “Permitted Investments”;

(h)Indebtedness (without duplication of clause (k) of the definition of Permitted Liens) in respect of letters of credit, bank guarantees and similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business not to exceed Seven Hundred Fifty Thousand Dollars ($750,000);

(i)advances or deposits received in the ordinary course of business from customers or vendors;

(j)Indebtedness in respect of netting services, overdraft protections, payment processing, automatic clearinghouse arrangements, arrangements in respect of pooled deposit or sweep accounts, check endorsement guarantees, and otherwise in connection with deposit accounts or cash management services and Indebtedness arising in connection with automated clearing house transfer of funds or the use of other payment processing services;

(k)Indebtedness arising in connection with the financing of insurance premiums in the ordinary course of business;

(l)Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations arising in the ordinary course of business;

(m)other unsecured Indebtedness at any time not to exceed One Million Dollars ($1,000,000) in the aggregate;

(n)Indebtedness consisting of Contingent Obligations set forth in clause (a) of the definition of “Contingent Obligation” (i) of a Loan Party of Permitted Indebtedness of another Loan Party, (ii) of a Subsidiary of Borrower which is not a Loan Party of Permitted Indebtedness of another Subsidiary of Borrower which is not a Loan Party, (iii) of a Subsidiary of Borrower which is not a Loan Party of Permitted Indebtedness of a Loan Party and (iv) of a Loan Party of Permitted Indebtedness and non-debt obligations of a Subsidiary of Borrower which is not a Loan Party in an amount not to exceed Five Hundred Thousand ($500,000) in any fiscal year;

(o)Indebtedness consisting of Contingent Obligations (i) set forth in clause (b) of the definition of “Contingent Obligation” and (ii) set forth in clause (c) of the definition of “Contingent Obligation” in connection with any Permitted Acquisition;

(p)Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) of Borrower after the Effective Date, or Indebtedness of any Person that is assumed after the Effective Date by any Subsidiary in connection with an acquisition of assets by such Subsidiary, in either case, in a Permitted Acquisition; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary (or such merger or consolidation) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired or such Indebtedness arises as a result of an earn-out or similar arrangement, (ii) either: (A) no Subsidiary of Borrower (other than a Subsidiary without significant assets formed in order to effect such acquisition, including by way of a merger) or Borrower shall guarantee or otherwise become liable for the payment of such Indebtedness or (B) if any other Subsidiary of Borrower becomes liable for or guarantees such Indebtedness, its liability or guarantee with respect to such Indebtedness shall at all times be subordinated to its obligations hereunder, if any, pursuant to a subordination, intercreditor or other similar agreement in form and substance reasonably satisfactory to Lender and (iii) the creation, incurrence, assumption or guarantee of, or the liability with respect to, such Indebtedness would not otherwise result in an Event of Default;

(q)Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to Borrower or any of its Subsidiaries, pursuant to reimbursement or indemnification obligations to such Person, in each case, in the ordinary course of business;

(r)obligations in respect of Consulting Royalties;

(s)Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(t)extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (s) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon the applicable Loan Party, or its Subsidiary, as the case may be;

(u)Permitted Convertible Debt in aggregate principal amount not to exceed Two Hundred Million Dollars ($200,000,000) in principal amount at any time outstanding;

(v)Indebtedness of Subsidiaries subject to the Intercompany Subordination Agreement owed to Loan Parties and their Subsidiaries in connection with the sale of Inventory in the ordinary course of business, and in each case, solely to the extent constituting a Permitted Investment;

(w)purchase price adjustments, indemnity payments and earn-out obligations in connection with any Permitted Acquisition (to the extent not in excess of the consideration limitations set forth in the definition thereof); and
(x)Permitted Hedging Agreements.

“Permitted Investments” are:

(a)Investments disclosed on the Perfection Certificate and existing on the Effective Date;
(b)(i) Investments consisting of cash and Cash Equivalents, and (ii) any Investments permitted by the Loan Parties’ investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Collateral Agent;

(c)Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of the Loan Parties’ business;
(d)Investments consisting of Collateral Accounts in which Collateral Agent has a perfected Lien (subject to the terms of this Agreement) for the ratable benefit of the Secured Parties except as permitted in Section 6.6 hereof;
(e)Investments in connection with Transfers permitted by Section 7.1;
(f)Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors; not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate for (i) and (ii) in any fiscal year;
(g)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;
(h)Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of any Loan Party in any Subsidiary;
(i)Investments in joint ventures or strategic alliances in the ordinary course of the Loan Parties’ business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support; provided that any cash investments by Borrower and its Subsidiaries do not exceed Five Hundred Thousand Dollars ($500,000) in the aggregate in any fiscal year;
(j)[Reserved];
(k)Investments consisting of acquisitions from third parties of Inventory, Equipment, office supplies, software and other similar assets in the ordinary course of business;
(l)Investments consisting of Permitted Licenses;
(m)Investments (including Investments arising out of Transfers of Inventory by Borrower to Subsidiaries that are not Loan Parties pursuant to those certain affiliate distribution, subdistribution and market logistic support agreements set forth as items 3-8 on Schedule 7.9 and attached to the Perfection Certificate (or as otherwise approved by the Lender in its reasonable discretion) in the ordinary course of business (and any related intercompany balances and any capitalization of such balance)) by (i) any Loan Party in or to any other Loan Party, (ii) any Subsidiary of Borrower which is not a Loan Party in or to another Subsidiary of Borrower which is not a Loan Party in an amount not to exceed Three Million Five Hundred Thousand Dollars ($3,500,000) per fiscal year, (iii) any Subsidiary of Borrower which is not a Loan Party in or to any Loan Party and (iv) any Loan Party to any Subsidiary of a Loan Party which is not a Loan Party in an amount not to exceed Five Million Dollars ($5,000,000) per fiscal year;
(n)Permitted Acquisitions; and
(o)Investments of any Person that (i) becomes a Subsidiary of Borrower (or of any Person not previously a Subsidiary of Borrower that is merged or consolidated with or into a Subsidiary of Borrower in a transaction permitted hereunder) after the Effective Date, or (ii) are assumed after the Effective Date by any Subsidiary of Borrower in connection with an acquisition of assets from such Person by such Subsidiary, in either case, in a Permitted Acquisition; provided that, in each case, any such Investment (x) exists at the time such Person becomes a Subsidiary of Borrower (or is merged or consolidated with or into a Subsidiary of Borrower) or such assets are acquired, (y) was not made in contemplation of or in connection with such Person becoming a Subsidiary of Borrower (or merging or consolidating with or into a Subsidiary of Borrower) or such acquisition of assets, and (z) such Investment would not otherwise result in a Default or an Event of Default;
(p)any Permitted Acquisitions and Investments required in connection with a Permitted Acquisition (including the formation of any Subsidiary for the purpose of effectuating such Permitted Acquisition, the capitalization of such Subsidiary whether by capital contribution or intercompany loans, in each case, to the extent permitted by the terms of this Agreement, related Investments in Subsidiaries necessary to consummate such Permitted Acquisition, and the receipt of any non-cash consideration in a Permitted Acquisition);
(q)Investments arising out of the receipt of non-cash consideration for any Transfer permitted hereunder;

(r)any Permitted Call Spread Agreements;
(s)other Investments not otherwise permitted under Section 7.8 in an aggregate amount (valued at the time of the making thereof) not to exceed One Million Dollars ($1,000,000) at any time; and
(t)Investments not to exceed Five Million Dollars ($5,000,000) at any time outstanding to fund the expansion of any Loan Party or any Subsidiary in Japan, China or any other jurisdiction as may be agreed by the Collateral Agent in its sole discretion.
“Permitted Licenses” are (a) licenses existing on the Effective Date and disclosed on the Perfection Certificate, (b) licenses of over-the-counter software that is commercially available to the public, (c) non-exclusive licenses for the use of the Intellectual Property of any Loan Party or any of its Subsidiaries entered into in the ordinary course of business; provided, that, with respect to each such license described in clause (c), the license constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property, (d) non-exclusive intercompany licenses or other similar arrangements among the Loan Parties and their Subsidiaries, provided that such licenses or arrangements shall not permit any transfer of assets, (e) non-exclusive licensing of (or granting of a covenant not to sue with respect to) technology or Intellectual Property, granting of development, manufacture, distribution, co-promotion or similar commercial rights, the development of technology or the providing of technical support, (f) a non-exclusive or an exclusive grant of manufacturing and distribution licenses to contract manufacturing organizations or contract research organizations in the ordinary course of business; provided, that such licenses shall be terminable upon the occurrence of a change of control, (g) inbound licensing of Intellectual Property in the ordinary course of business and consistent with past practice to the extent constituting a Permitted Acquisition (including without limitation subject to the limitations with respect to Permitted Acquisitions under this Agreement), and (h) exclusive licenses for the use of the Intellectual Property of any Loan Party or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license described in this clause (h), (i) the license constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of any Loan Party or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property, (ii) the license is limited in territory with respect to a specific geographic country or region (i.e. Japan, Germany, northern China) outside of the United States, and (iii) the applicable Loan Party uses commercially reasonable efforts to obtain the consent and acknowledgement of the counterparty to such license for the collateral assignment of such license to the Collateral Agent for the benefit of the Lenders.
“Permitted Liens” are:
(a)Liens existing on the Effective Date and disclosed on the Perfection Certificate or arising under this Agreement and the other Loan Documents;
(b)Liens for Taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith by appropriate proceedings diligently conducted and for which the applicable Loan Party maintains adequate reserves on such Loan Party’s Books in accordance with GAAP, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code and the Treasury Regulations adopted thereunder;
(c)Liens securing Indebtedness permitted under clauses (d), (e), (h), (j), (k), (l), (o)(i), (p), (q), (s) and (t) of the definition of “Permitted Indebtedness,” provided that in the case of Liens secured Indebtedness under clause (e), (i) such liens exist prior to the acquisition of, or attach substantially simultaneous with, or within ninety (90) days after the, acquisition, lease, repair, improvement or construction of, such property financed or leased by such Indebtedness and (ii) such liens do not extend to any property of any Loan Party other than the property (and proceeds thereof) acquired, leased or built, or the improvements or repairs, financed by such Indebtedness;
(d)Liens of carriers, warehousemen, landlords, suppliers, mechanics or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
(e)(i) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA) and (ii) deposits in respect of letters of credit, bank guarantees or similar instruments issued for the account of Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(f)Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;
(g)leases or subleases of real property granted in the ordinary course of the Loan Parties’ business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of the Loan Parties’ business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Collateral Agent or any Lender a security interest therein;
(h)banker’s liens, rights of setoff and Liens in favor of financial institutions incurred in the ordinary course of business arising in connection with any Loan Party’s deposit accounts or securities accounts held at such institutions solely to secure payment of fees and similar costs and expenses and provided such accounts are maintained in compliance with Section 6.6(a) hereof;
(i)Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7;
(j)Permitted Licenses;
(k)without duplication of clause (h) of the definition of Permitted Indebtedness, security deposits under real property leases that are made in the ordinary course of business not to exceed Seven Hundred Fifty Thousand Dollars ($750,000) at any time;
(l)easements, zoning restrictions, rights of way and similar encumbrances on real property imposed by law or arising in the ordinary course of business, and other minor title imperfections with respect to real property that do not secure any monetary obligations and do not materially impair the value of the affected property or interfere with the ordinary conduct of business of Borrower or any Subsidiary;
(m) Liens on earnest money deposits in connection with any Permitted Acquisition or other acquisition of properties or assets not provided hereunder;
(n)other Liens not exceeding One Hundred Thousand Dollars ($100,000) in the aggregate outstanding at any time; provided that such liens be limited to specific assets and not all assets or substantially all assets of any Loan Party; and
(o)Liens on cash and Cash Equivalents securing obligations under Permitted Hedging Agreements.
“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
“Pledge Agreement” means that certain Pledge Agreement dated as of the Effective Date, between the Loan Parties and Collateral Agent, as amended, amended and restated, supplemented or otherwise modified from time to time.
“Prepayment Premium” is, with respect to any Term Loan subject to prepayment, refinancing, substitution or replacement prior to the Maturity Date, whether by mandatory or voluntary prepayment, acceleration or otherwise (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), an additional fee payable to the Lenders in amount equal to:
(a)for a prepayment, refinancing, substitution or replacement made on or after the Effective Date through and including the first anniversary of the Effective Date, three percent (3.00%) of the principal amount of such Term Loan prepaid;
(b)for a prepayment, refinancing, substitution or replacement made after the date which is after the first anniversary of the Effective Date through and including the second anniversary of the Effective Date, one and a quarter percent (1.25%) of the principal amount of the Term Loans prepaid; and
(c)for a prepayment, refinancing, substitution or replacement made after the date which is after the second anniversary of the Effective Date and prior to the Maturity Date, one half percent (0.50%) of the principal amount of the Term Loans prepaid.

Notwithstanding the foregoing, Solar agrees to waive the Prepayment Premium if Solar or any Affiliate of Solar (in their sole and absolute discretion) agree in writing to refinance the Term Loan prior to the Maturity Date.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.
“Pro Rata Share” is, as of any date of determination, with respect to each Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of Term Loans held by such Lender by the aggregate outstanding principal amount of all Term Loans.
“Qualified Cash” means the amount of the Loan Parties’ cash and Cash Equivalents held in accounts subject to a Control Agreement in favor of Collateral Agent; provided that prior to the requirement to deliver Control Agreements pursuant to Section 3.5, “Qualified Cash” shall include all of the Loan Parties’ cash and Cash Equivalents, regardless of whether it is held in accounts subject to Control Agreements.
“Qualified Cash A/P Amount” means the amount of any Loan Party’s accounts payable that have not been paid within one hundred twenty (120) days from the invoice date of the relevant account payable (other than accounts that are subject to good faith disputes as permitted herein and for which such Loan Party maintains adequate reserves in accordance with GAAP).
“Redemption Conditions” means, with respect to any redemption by the Borrower of any Permitted Convertible Debt, satisfaction of each of the following events: (a) no Default or Event of Default shall exist or result therefrom, and (b) both immediately before and after such redemption, Borrower’s Qualified Cash shall be no less than the outstanding principal balance of the Term Loans at the time of such redemption.
“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made under the Code.
“Registration” means any registration, authorization, approval, license, permit, clearance, certificate, and exemption issued or allowed by the FDA or state pharmacy licensing authorities (including, without limitation, new drug applications, abbreviated new drug applications, biologics license applications, investigational new drug applications, over-the-counter drug monograph, device pre-market approval applications, device pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals, registrations and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent, controlled substance registrations, and wholesale distributor permits).
“Regulatory Action” means an administrative, regulatory, or judicial enforcement action, proceeding, investigation or inspection, FDA Form 483 notice of inspectional observation, warning letter, untitled letter, other notice of violation letter, recall, seizure, Section 305 notice or other similar written communication, injunction or consent decree, issued by the FDA or a federal or state court.
“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.
“Relevant Governmental Body” means the Federal Reserve Board, the Federal Reserve Bank of New York, and/or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York, or any successor thereto.
“Required Lenders” means (i) for so long as all of the Persons that are Lenders on the Effective Date (each an “Original Lender”) have not assigned or transferred any of their interests in their Term Loan other than to an Affiliate of such Lender, Lenders holding one hundred percent (100%) of the aggregate outstanding principal balance of the Term Loan, or (ii) at any time from and after any Original Lender has assigned or transferred any interest in its Term Loan, Lenders holding at least sixty six percent (66%) of the aggregate outstanding principal balance of the Term Loan and, in respect of this clause (ii), (A) each Original Lender that has not assigned or transferred any portion of its Term Loan, (B) each assignee or transferee of an Original Lender’s interest in the Term Loan, but only to the extent that such assignee or transferee is an Affiliate or Approved Fund of such Original Lender, and (C) any Person providing financing to any Person described in clauses (A) and (B) above; provided, however, that this clause (C) shall only apply upon the occurrence of a default, event of default or similar occurrence with respect to such financing.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” is any of the President, Chief Executive Officer, or Chief Financial Officer of any Loan Party acting alone.
“Secured Parties” means the Collateral Agent and the Lenders.
“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made under the Code.
“SOFR” means the daily Secured Overnight Financing Rate provided by the Federal Reserve Bank of New York as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s Website.
“Solvent” means, with respect to any Person, that (a) the fair salable value of such Person’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of such Person’s liabilities, (b) such Person is not left with unreasonably small capital giving effect to the transactions contemplated by this Agreement and the other Loan Documents, and (c) such Person is able to pay its debts (including trade debts) as they mature in the ordinary course (without taking into account any forbearance and extensions related thereto).
“Subordinated Debt” is indebtedness incurred by any Loan Party or any of its Subsidiaries subordinated to all Indebtedness of such Loan Party and/or its Subsidiaries to the Lenders (pursuant to a “deep” subordination, intercreditor, or other similar agreement (including full payment, lien and enforcement subordination) in form and substance reasonably satisfactory to Collateral Agent and the Required Lenders entered into between Collateral Agent, any Loan Party, and/or any of its Subsidiaries, and the other creditor), on terms acceptable to Collateral Agent and the Required Lenders in their reasonable discretion. For the avoidance of doubt, Permitted Convertible Debt shall not constitute Subordinated Debt.
“Subsidiary” is, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or through one or more intermediaries.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan Commitment” is, for any Lender, the obligation of such Lender to make a Term Loan, up to the principal amount shown on Schedule 1.1.
“Term Loan Commitments” means the aggregate amount of such commitments of all Lenders.
“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of each Loan Party and each of its Subsidiaries connected with and symbolized by such trademarks.
“Unqualified Opinion” means an opinion on financial statements from an independent certified public accounting firm acceptable to Collateral Agent in its reasonable discretion which opinion shall not include any qualifications, other than a qualification as to “going concern” (x) related to negative profits solely for the audited financial statements delivered for the fiscal year ended December 31, 2020 or (y) as a result of debt maturities within one year of applicable maturity date with respect to the opinion given for any fiscal year.
“Vulture Fund” means, as determined by Collateral Agent, any hedge fund or private equity fund that exclusively buys distressed securities of commercial companies or sovereign nations and then uses various methods to gain a larger amount than the purchase price of such securities.
“Warrant Transaction” has the meaning assigned to such term in the definition of “Permitted Call Spread Agreement”.

2.LOANS AND TERMS OF PAYMENT
2.1 Promise to Pay. Borrower hereby unconditionally promises to pay each Lender, the outstanding principal amount of all Term Loans advanced to Borrower by such Lender and accrued and unpaid interest thereon and any other amounts due hereunder as and when due in accordance with this Agreement.
2.2 Term Loans.
(a)Availability. Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, to make term loans to Borrower on the Effective Date in an aggregate principal amount of Forty Million Dollars ($40,000,000) according to each Lender’s Term Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term Loan”, and collectively as the “Term Loans”). After repayment, no Term Loan may be re-borrowed.
(b)Repayment. Borrower shall make monthly payments of interest only commencing on the first (1st) Payment Date following the Funding Date of each Term Loan, and continuing on the Payment Date of each successive month thereafter through and including the Payment Date immediately preceding the Amortization Date. Borrower agrees to pay, on the Funding Date of each Term Loan, any initial partial monthly interest payment otherwise due for the period between the Funding Date of such Term Loan and the first Payment Date after such Funding Date. Commencing on the Amortization Date, and continuing on the Payment Date of each month thereafter, Borrower shall (i) make monthly payments of interest, to each Lender in accordance with its Pro Rata Share, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon the effective rate of interest applicable to the Term Loan, as determined in Section 2.3(a) plus (ii) make consecutive equal monthly payments of principal to each Lender in accordance with its Pro Rata Share, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon: (A) the respective principal amounts of such Lender’s Term Loans outstanding, and (B) a repayment schedule equal to the number of months remaining from the Amortization Date until the Maturity Date. All unpaid principal and accrued and unpaid interest with respect to each such Term Loan is due and payable in full on the Maturity Date. The Term Loans may only be prepaid in accordance with Sections 2.2(c) and 2.2(d).
(c)Mandatory Prepayments. If the Term Loans are accelerated (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)) or if any prepayments are to be made pursuant to Section 7.1(k), Borrower shall immediately pay to Lenders, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of: (i) all outstanding principal (or that portion of the principal required to be prepaid pursuant to Section 7.1(k), as applicable) of the Term Loans plus accrued and unpaid interest thereon through the prepayment date, (ii) any fees payable under the Fee Letter by reason of such prepayment, (iii) the Prepayment Premium, plus (iv) all other Obligations that are due and payable, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts. Notwithstanding (but without duplication with) the foregoing, on the Maturity Date, if any fees payable under the Fee Letter by reason of such prepayments had not previously been paid in full in connection with the prepayment of the Term Loans in full, Borrower shall pay to each Lender in accordance with the terms of the Fee Letter. The Prepayment Premium shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. EACH LOAN PARTY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION.
(d)Permitted Prepayment of Term Loans. Borrower shall have the option to prepay all, or any portion in minimum increments of Ten Million Dollars ($10,000,000) (or such lesser amount solely to the extent such lesser amount constitutes the entire outstanding principal amount of the Term Loans), of the outstanding principal balance of the Term Loans advanced by the Lenders under this Agreement, provided Borrower (i) provides written notice to Collateral Agent of its election to prepay the Term Loans at least five (5) Business Days prior to such prepayment, and (ii) pays to the Lenders on the date of such prepayment, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of (A) the outstanding principal of the Term Loans, or portion(s) thereof being prepaid, plus accrued and unpaid interest thereon through the prepayment date, (B) any fees payable under the Fee Letter by reason of such prepayment, (C) the Prepayment Premium, plus (D) all other Obligations that are due and payable on such prepayment date, including any Lenders’ Expenses and interest at the Default Rate (if any) with respect to any past due amounts. Prepayments of the Term Loan shall be applied to the Term Loan in inverse order of maturity.

2.3 Payment of Interest on the Term Loans.
(a)Interest Rate. Subject to Section 2.3(b), the principal amount outstanding under the Term Loans shall accrue interest at a floating per annum rate equal to the LIBOR Rate in effect from time to time plus 9.40%, which aggregate interest rate shall be determined by Collateral Agent on the third Business Day prior to the Funding Date of the applicable Term Loan and on the date occurring on the first Business Day of the month prior to each Payment Date occurring thereafter, which interest shall be payable monthly in arrears in accordance with Sections 2.2(b) and 2.3(e). Except as set forth in Section 2.2(b), such interest shall accrue on each Term Loan commencing on, and including, the Funding Date of such Term Loan, and shall accrue on the principal amount outstanding under such Term Loan through and including the day on which such Term Loan is paid in full (or any payment is made hereunder).
(b)Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, all Obligations shall accrue interest at a fixed per annum rate equal to the rate that is otherwise applicable thereto plus five percentage points (5.00%) (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Collateral Agent.
(c)360-Day Year. Interest shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.
(d)Debit of Accounts. Collateral Agent and each Lender may debit (or ACH) any deposit accounts, maintained by Borrower, including the Designated Deposit Account, for principal and interest payments or any other amounts any Loan Party owes the Lenders under the Loan Documents when due. Any such debits (or ACH activity) shall not constitute a set-off.
(e)Payments. Except as otherwise expressly provided herein, all payments by any Loan Party under the Loan Documents shall be made to the respective Lender to which such payments are owed, at such Person’s office in immediately available funds on the date specified herein. Unless otherwise provided, interest is payable monthly on the Payment Date of each month. Payments of principal and/or interest received after 12:00 noon Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue until paid. All payments to be made by any Loan Party hereunder or under any other Loan Document, including payments of principal and interest, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds. Collateral Agent may at its discretion and with prior notice of at least one (1) Business Day, initiate debit entries to such Loan Party’s account as authorized on the ACH Letter (i) on each payment date of all Obligations then due and owing, (ii) at any time any payment due and owing with respect to Lender Expenses, and (iii) upon an Event of Default, any other Obligations outstanding.
2.4 Fees. The Loan Parties shall pay to Collateral Agent and/or Lenders (as applicable) the following fees, which shall be deemed fully earned and non-refundable upon payment:
(a)Fee Letter. When due and payable under the terms of the Fee Letter, to Collateral Agent and each Lender, as applicable, the fees set forth in the Fee Letter.
(b)Prepayment Premium. The Prepayment Premium, when due hereunder, to be shared between the Lenders in accordance with their respective Pro Rata Shares. Each Loan Party expressly agrees (to the fullest extent that each may lawfully do so) that: (i) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (ii) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (iii) there has been a course of conduct between Collateral Agent, Lenders and each Loan Party giving specific consideration in this transaction for such agreement to pay the Prepayment Premium and (iv) each Loan Party shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Each Loan Party expressly acknowledges that its agreement to pay the Prepayment Premium to Lenders as herein described is a material inducement to Lenders to provide the Term Loan Commitments and make the Term Loans.
(c)Lenders’ Expenses. All Lenders’ Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.
2.5 Taxes; Increased Costs. Each Loan Party, Collateral Agent and the Lenders each hereby agree to the terms and conditions set forth on Exhibit C attached hereto.

2.6 Original Issue Discount Legend. For purposes of Sections 1272, 1273 and 1275 of the Internal Revenue Code, the Term Loans are being issued with original issue discount; please contact the Chief Financial Officer of SI-BONE, Inc., 471 El Camino Real, Suite 1010, Santa Clara, CA 95050, telephone: +1 (669) 206-2462 to obtain information regarding the issue price, the amount of original issue discount and the yield to maturity.
3.CONDITIONS OF LOANS
3.1Conditions Precedent to Initial Term Loan. Subject to Section 3.5, each Lender’s obligation to make a Term Loan is subject to the condition precedent that Collateral Agent and each Lender shall consent to or shall have received, in form and substance satisfactory to Collateral Agent and each Lender, such documents, and completion of such other matters, as Collateral Agent and each Lender may reasonably deem necessary or appropriate, including, without limitation:
(a)original Loan Documents, each duly executed by each Loan Party;
(b)a completed Perfection Certificate for each Loan Party;
(c)[reserved];
(d)a duly executed Fee Letter;
(e)the Operating Documents and good standing certificates of each Loan Party certified by the Secretary of State (or equivalent agency) of each Loan Party’s jurisdiction of organization or formation, each as of a date no earlier than thirty (30) days prior to the Effective Date;
(f)a certificate of each Loan Party in substantially the form of Exhibit F hereto executed by the Secretary of each Loan Party with appropriate insertions and attachments, including with respect to (i) the Operating Documents of each Loan Party (which Certificate of Incorporation or its equivalent document, as applicable, of each Loan Party shall be certified by the Secretary of State of the State, or its equivalent authority, as applicable, of such entity’s jurisdiction of formation) and (ii) the resolutions adopted by each Loan Party’s board of directors (or similar governing body) for the purpose of approving the transactions contemplated by the Loan Documents;
(g)certified copies, dated as of date no earlier than thirty (30) days prior to the Effective Date, of financing statement searches, as Collateral Agent shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Term Loan, will be terminated or released;
(h)a duly executed legal opinion of counsel to the Loan Parties dated as of the Effective Date;
(i)evidence satisfactory to Collateral Agent and the Lenders that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Collateral Agent, for the ratable benefit of the Secured Parties;
(j)a payoff letter in form and substance satisfactory to Collateral Agent and the Lenders evidencing the repayment in full and release of liens with respect to the Loan Parties’ existing Indebtedness; and
(k)payment of the fees payable under the terms of the Fee Letter and Lenders’ Expenses then due as specified in Section 2.4 hereof.
3.2Conditions Precedent to all Term Loans. The obligation of each Lender to extend each Term Loan, including the initial Term Loan, is subject to the following conditions precedent:
(a)receipt by Collateral Agent of an executed Loan Payment Request Form in the form of Exhibit D attached hereto;
(b)the representations and warranties in Section 5 hereof shall be true, accurate and complete in all material respects on the Funding Date of each Term Loan; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided further, that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the funding of such Term Loan;

(c)in such Lender’s reasonable discretion, there has not been any Material Adverse Change;
(d)No Event of Default or an event that with the passage of time could result in an Event of Default, shall exist; and
(e)payment of the fees and Lenders’ Expenses then due as specified in Section 2.4 hereof.
3.3Covenant to Deliver. Each Loan Party agrees to deliver to Collateral Agent and the Lenders each item required to be delivered to Collateral Agent under this Agreement as a condition precedent to any Term Loan. Each Loan Party expressly agrees that a Term Loan made prior to the receipt by Collateral Agent or any Lender of any such item shall not constitute a waiver by Collateral Agent or any Lender of any Loan Party’s obligation to deliver such item, and any such Term Loan in the absence of a required item shall be made in each Lender’s sole discretion
3.4 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of a Term Loan set forth in this Agreement, to obtain the Term Loan, Borrower shall notify the Lenders (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 noon New York City time three (3) Business Days prior to the date the Term Loan is to be made (or such earlier date as the Lenders may agree in their sole discretion). Together with any such electronic, facsimile or telephonic notification, Borrower shall deliver to Collateral Agent by electronic mail or facsimile a completed Loan Payment Request Form executed by a Responsible Officer or his or her designee. The Collateral Agent may rely on any telephone notice given by a person whom Collateral Agent reasonably believes is a Responsible Officer or designee.

3.5Post-Closing Obligations. Notwithstanding any provision herein or in any other Loan Document to the contrary, to the extent not actually delivered on or prior to the Effective Date, each Loan Party shall, no later than three (3) Business Days (or such later date as the Collateral Agent may agree in its sole discretion) after the Effective Date, deliver duly executed Control Agreements with respect to any Collateral Accounts (other than Excluded Accounts) maintained by such Loan Party.

4.CREATION OF SECURITY INTEREST
4.Grant of Security Interest. Each Loan Party hereby grants Collateral Agent, for the ratable benefit of the Secured Parties, to secure the payment and performance in full of all of the Obligations, a continuing first priority security interest in, and pledges to Collateral Agent, for the ratable benefit of the Secured Parties, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products and supporting obligations (as defined in the Code) in respect thereof. If any Loan Party shall acquire any commercial tort claim (as defined in the Code), such Loan Party shall grant to Collateral Agent, for the ratable benefit of the Secured Parties, a first priority security interest therein and in the proceeds and products and supporting obligations (as defined in the Code) thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Collateral Agent.
Collateral Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as the Lenders’ obligation to extend Term Loans has terminated, Collateral Agent shall, at the sole cost and expense of the Loan Parties, release its Liens in the Collateral and all rights therein shall revert to the Loan Parties.
d2Authorization to File Financing Statements
. Each Loan Party hereby authorizes Collateral Agent to file financing statements or take any other action required to perfect Collateral Agent’s security interests in the Collateral (held for the ratable benefit of the Secured Parties), without notice to such Loan Party, with all appropriate jurisdictions to perfect or protect Collateral Agent’s interest or rights under the Loan Documents.
5.REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants to Collateral Agent and the Lenders as follows:

5.1Due Organization, Authorization: Power and Authority. Each Loan Party and each of its Subsidiaries is duly existing and in good standing as a Registered Organization in its jurisdictions of organization or formation and such Loan Party and each of its Subsidiaries is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its businesses or its ownership of property requires that it be so qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Change. In connection with this Agreement, each Loan Party and each of its Subsidiaries has delivered to Collateral Agent a completed perfection certificate on or prior to the Effective Date (each a “Perfection Certificate” and collectively, the “Perfection Certificates”). Each Loan Party represents and warrants that all the information set forth on the Perfection Certificates pertaining to such Loan Party and each of its Subsidiaries is accurate and complete.
The execution, delivery and performance by each Loan Party and each of its Subsidiaries of the Loan Documents to which it is, or they are, a party have been duly authorized, and do not (i) conflict with any of such Loan Party’s or such Subsidiaries’ organizational documents, including its respective Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law applicable thereto, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Loan Party or such Subsidiary, or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or are being obtained pursuant to Section 6.1(b), or (v) constitute an event of default under any material agreement by which such Loan Party, any of its Subsidiaries or any of their respective properties, is bound. Neither any Loan Party nor any of its Subsidiaries is in default under any agreement to which it is a party or by which it or any of its assets is bound in which such default could reasonably be expected to have a Material Adverse Change.
5.2Collateral.
(a)Each Loan Party and each its Subsidiaries have good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under the Loan Documents, free and clear of any and all Liens except Permitted Liens, and none of the Loan Parties or any of its Subsidiaries have any Deposit Accounts, Securities Accounts, Commodity Accounts or other investment accounts other than the Collateral Accounts or the other investment accounts, if any, described in the Perfection Certificates delivered to Collateral Agent in connection herewith in respect of which such Loan Party or such Subsidiary has given Collateral Agent notice and taken such actions as are necessary to give Collateral Agent a perfected security interest therein to the extent required under this Agreement. The Accounts are bona fide, existing obligations of the Account Debtors.
(b)The security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral, subject only to involuntary Permitted Liens that, under applicable law, have priority over Collateral Agent’s Lien.
(c)On the Effective Date, and except as disclosed on the Perfection Certificate (i) the Collateral is not in the possession of any third party bailee, and (ii)  no such third party bailee possesses components of the Collateral in excess of One Million Dollars ($1,000,000).
(d)All Inventory and Equipment is in all material respects of good and marketable quality, free from material defects.
(e)Each Loan Party and each of its Subsidiaries is the sole owner of the Intellectual Property each respectively purports to own, free and clear of all Liens other than Permitted Liens and over the counter software that is commercially available to the public. Except as noted on the Perfection Certificate (which, upon the consummation of a transaction not prohibited by this Agreement, may be updated to reflect such transaction), none of the Loan Parties or any of its Subsidiaries is a party to, nor is bound by, any material license or other Material Agreement.
(f)None of the Loan Parties or any Subsidiary has used any software or other materials that are subject to an open-source or similar license (including the General Public License, Lesser General Public License, Mozilla Public License, or Affero License) (collectively, “Open Source Licenses”) in a manner that would cause any software or other materials owned by any Loan Party or used in any Loan Party products to have to be (i) distributed to third parties at no charge or a minimal charge, (ii) licensed to third parties for the purpose of creating modifications or derivative works, or (iii) subject to the terms of such Open Source License.

5.3Litigation. Except as disclosed on the Perfection Certificate or with respect to which Borrower has provided notice as required hereunder, there are no actions, suits, investigations, or proceedings pending or, to the Knowledge of the Responsible Officers, threatened in writing by or against any Loan Party or any of its Subsidiaries involving more than One Million Dollars ($1,000,000).
5.4No Material Adverse Change; Financial Statements. All consolidated financial statements for the Loan Parties and its consolidated Subsidiaries, delivered to Collateral Agent fairly present, in conformity with GAAP, and in all material respects the consolidated financial condition of the Loan Parties and its consolidated Subsidiaries, and the consolidated results of operations of the Loan Parties and its consolidated Subsidiaries. Since December 31, 2019, there has not been a Material Adverse Change; provided, however, that current financial and market conditions engendered by the COVID-19 pandemic solely as of and up to and including the Effective Date (but not after such date) shall not be given effect in determining whether a Material Adverse Change has occurred with respect to Borrower and its Subsidiaries.

5.5Solvency. Each Loan Party is Solvent. Each Loan Party and each of its Subsidiaries, when taken as a whole, is Solvent.
5.6Regulatory Compliance. No Loan Party or any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. None of the Loan Parties or any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Each Loan Party and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act. None of the Loan Parties or any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. None of the Loan Parties or any of its Subsidiaries has violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a Material Adverse Change. None of the Loan Parties’ or any of its Subsidiaries’ properties or assets has been used by such Loan Party or such Subsidiary or, to such Loan Party’s Knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws. Each Loan Party and each of its Subsidiaries has obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.
None of the Loan Parties, any of its Subsidiaries, or any Loan Party’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. None of the Loan Parties, any of its Subsidiaries, or to the Knowledge of such Loan Party and any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.
5.7Investments. None of the Loan Parties or any of its Subsidiaries owns any stock, shares, partnership interests or other equity securities except for Permitted Investments.
5.8Tax Returns and Payments; Pension Contributions. Each Loan Party and each of its Subsidiaries have filed all required income and other material tax returns and reports (or extensions thereof), and each Loan Party and each of its Subsidiaries have timely paid all material foreign, federal, state, and local Taxes, assessments, deposits and contributions owed by such Loan Party and such Subsidiaries in all jurisdictions in which any such Loan Party or any such Subsidiary is subject to Taxes, including the United States, unless such Taxes are being contested in accordance with the next sentence. Each Loan Party and each of its Subsidiaries may defer payment of any contested Taxes, provided that such Loan Party or such Subsidiary, (a) in good faith contests its obligation to pay the Taxes by appropriate proceedings promptly and diligently instituted and conducted; and (b) maintains adequate reserves or other appropriate provisions on its books in accordance with GAAP. There are no Liens for any Taxes (other than Permitted Liens) upon any of the Collateral. Each of the Loan Parties and its Subsidiaries has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and none of the Loan Parties or any of its Subsidiaries has withdrawn from participation in, has permitted partial or complete termination of, or has permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of such Loan Party or its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

5.9Use of Proceeds. The Loan Parties shall use the proceeds of the Term Loans to repay all outstanding obligations under Borrower’s existing debt facility with BioPharma Credit Investments IV Sub LP, as working capital and to fund its general business requirements, and not for personal, family, household or agricultural purposes.
5.10Full Disclosure. No written representation, warranty or other statement of any Loan Party or any of its Subsidiaries in any certificate or written statement, when taken as a whole, given to Collateral Agent or any Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Collateral Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized that projections and forecasts provided by the Loan Parties in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).
6.AFFIRMATIVE COVENANTS
Each Loan Party shall, and shall cause each of its Subsidiaries to, do all of the following:
6.1Government Compliance.
(a)Other than specifically permitted hereunder, maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Change. Comply with all laws, ordinances and regulations to which any Loan Party or any of its Subsidiaries is subject, the noncompliance with which could reasonably be expected to have a Material Adverse Change.
(b)Obtain and keep in full force and effect, all of the material Governmental Approvals necessary for the performance by any Loan Party and its Subsidiaries of their respective businesses and obligations under the Loan Documents and the grant of a security interest to Collateral Agent for the ratable benefit of the Secured Parties, in all of the Collateral.
6.2Financial Statements, Reports, Certificates; Notices.
(a)Deliver to Collateral Agent:
(i) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated and, if prepared by any Loan Party or if reasonably requested by the Lenders, consolidating balance sheet, income statement and cash flow statement covering the consolidated operations of the Loan Parties and its consolidated Subsidiaries for such month certified by a Responsible Officer and in a form reasonably acceptable to the Collateral Agent;
(ii) as soon as available, but no later than forty-five (45) days after the last day of each of Borrower’s first three fiscal quarters, a company prepared consolidated and, if prepared by the Loan Parties or if reasonably requested by the Lenders, consolidating balance sheet, income statement and cash flow statement covering the consolidated operations of the Loan Parties and its consolidated Subsidiaries for such fiscal quarter certified by a Responsible Officer and in a form reasonably acceptable to the Collateral Agent;

(iii)as soon as available, but no later than ninety (90) days after the last day of Borrower’s fiscal year or within five (5) days of filing of the same with the SEC, audited consolidated financial statements covering the consolidated operations of the Loan Parties and its consolidated Subsidiaries for such fiscal year, prepared under GAAP, consistently applied, together with an Unqualified Opinion on the financial statements;

(iv)as soon as available after approval thereof by each Loan Party’s board of directors (or similar governing body), but no later than the earlier of (x) ten (10) days’ after such approval and (y) February 28 of such year, Borrower’s annual financial projections for the entire current fiscal year as approved by each Loan Party’s board of directors (or similar governing body); provided that, any revisions to such projections approved by any Loan Party’s board of directors (or similar governing body) shall be delivered to Collateral Agent and the Lenders no later than seven (7) days after such approval;

(v)within five (5) days of delivery, copies of all non-ministerial statements, reports and notices made available to any Loan Party’s security holders or holders of Subordinated Debt (other than materials provided to members of any Loan Party’s board of directors (or similar governing body) solely in their capacities as security holder or holders of Subordinated Debt), provided, however, the foregoing may be subject to such exclusions and redactions as Borrower deems reasonably necessary, in the exercise of its good faith judgment, in order to (i) preserve the confidentiality of highly sensitive information, (ii) prevent impairment of the attorney-client privilege or (iii) conflict of interest with Lenders for new financings;

(vi)within five (5) days of filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission;

(vii)as soon as available, but no later than thirty (30) days after the last day of each month, copies of the month-end account statements for each Collateral Account maintained by each Loan Party or its Subsidiaries, which statements may be provided to Collateral Agent and each Lender by each Loan Party or directly from the applicable institution(s);

(viii)prompt delivery of (and in any event within five (5) days after the same are sent or received) copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals material to any Loan Party’s business or that otherwise could reasonably be expected to have a Material Adverse Change;

(ix)prompt notice of any event that (A) could reasonably be expected to materially and adversely affect the value of the Intellectual Property or (B) could reasonably be expected to result in a Material Adverse Change;

(x)written notice delivered at least (10) days’ prior to any Loan Party’s creation of a New Subsidiary in accordance with the terms of Section 6.10;
(xi)written notice delivered at least (30) days’ prior to any Loan Party’s (A) adding any new offices or business locations, including warehouses (unless such new offices or business locations contain less than One Million Dollars ($1,000,000) in assets or property of any Loan Party or any of its Subsidiaries), (B) changing its respective jurisdiction of organization, (C) changing its organizational structure or type, (D) changing its respective legal name, or (E) changing any organizational number(s) (if any) assigned by its respective jurisdiction of organization;

(xii)upon any Loan Party becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, prompt (and in any event within three (3) Business Days) written notice of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, and such Loan Party’s proposal regarding how to cure such Event of Default or event;

(xiii)immediate notice if any Loan Party or its Subsidiary has Knowledge that any Loan Party, or any Subsidiary or Affiliate of any Loan Party, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering;

(xiv)notice of any commercial tort claim (as defined in the Code) or letter of credit rights (as defined in the Code) held by any Loan Party or any Guarantor, in each case in an amount greater than Two Hundred Fifty Thousand Dollars ($250,000) and of the general details thereof;

(xv)prompt notice of the execution any Material Agreement or any amendment to, modification of, termination of or waiver under any Material Agreement; and

(xvi)other information as reasonably requested by Collateral Agent or any Lender.

Notwithstanding the foregoing, the financial statements required to be delivered pursuant to clauses (ii) and (iii) above may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address.

(b)Concurrently with the delivery of the financial statements specified in Section 6.2(a)(i) above but no later than thirty (30) days after the last day of each month, deliver to each Lender:
(i)a duly completed Compliance Certificate signed by a Responsible Officer;

(ii)with respect the delivery of financial statements pursuant to Section 6.2(a)(ii) and within ninety (90) days after the last day of each of Borrower’s last fiscal quarter of each year, an updated Perfection Certificate to reflect any amendments, modifications and updates, if any, to certain information in the Perfection Certificate after the Effective Date to the extent such amendments, modifications and updates are permitted by one or more specific provisions in this agreement;

(iii)copies of any material Governmental Approvals obtained by any Loan Party or any of its Subsidiaries not otherwise filed with the Securities and Exchange Commission;

(iv)written notice of the commencement of, and any material development in, the proceedings contemplated by Section 5.8 hereof;

(v)prompt written notice of any litigation or governmental proceedings pending or threatened (in writing) against any Loan Party or any of its Subsidiaries, which could reasonably be expected to result in damages or costs to such Loan Party or any of its Subsidiaries of One Million Dollars ($1,000,000), in the aggregate; and
(vi)written notice of all returns, recoveries, disputes and claims regarding Inventory that involve more than Five Hundred Thousand Dollars ($500,000), individually, or One Million Dollars ($1,000,000), in the aggregate, in any calendar year.

(c)Keep proper, complete and true books of record and account in accordance with GAAP in all material respects. Each Loan Party shall, and shall cause each of its Subsidiaries to, allow, at the sole cost of such Loan Party, Collateral Agent or any Lender, during regular business hours upon reasonable prior notice (provided that no notice shall be required when an Event of Default has occurred and is continuing), to visit and inspect any of its properties, to examine and make abstracts or copies from any of its books and records, and to conduct a collateral audit and analysis of its operations and the Collateral. Such audits shall be conducted no more often than twice every year unless (and more frequently if) an Event of Default has occurred and is continuing.

6.3Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between any Loan Party, or any of its Subsidiaries, as applicable, and their respective Account Debtors shall follow such Loan Party’s, or such Subsidiary’s, customary practices as they exist as of the Effective Date.
6.4Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports, and timely pay, and require each of its Subsidiaries to pay, all foreign, federal, state, and local income and other material Taxes owed by any Loan Party or its Subsidiaries, except (a) to the extent that the failure to do so could not reasonably expected to have a material adverse effect or (b) as otherwise permitted pursuant to the terms of Section 5.8 hereof; deliver to each Lender, on demand, appropriate certificates attesting to such payments; and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with the terms of such plans.
6.5Insurance. Keep each Loan Party’s and its Subsidiaries’ business and the Collateral insured for risks and in amounts standard for companies in each Loan Party’s and its Subsidiaries’ industry and location and as Collateral Agent may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Collateral Agent and Lenders. All property policies shall have a lender’s loss payable endorsement showing Collateral Agent as lender loss payee and shall waive subrogation against Collateral Agent, and all liability policies shall show, or have endorsements showing, Collateral Agent (for the ratable benefit of the Secured Parties), as additional insured. Collateral Agent shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Collateral Agent, that it will give Collateral Agent thirty (30) days prior written notice before any such policy or policies shall be materially altered or canceled. At Collateral Agent’s request, the Loan Parties shall deliver to Collateral Agent certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Collateral Agent’s option, be payable to Collateral Agent, for the ratable benefit of the Secured Parties, on account of the then-outstanding Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy within one hundred eighty (180) days of receipt thereof up to Five Hundred Thousand Dollars ($500,000) with respect to any loss, but not exceeding One Million Dollars ($1,000,000), in the aggregate for all losses under all casualty policies in any one year, toward the replacement promptly or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Collateral Agent has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Collateral Agent, be payable to Collateral Agent, for the ratable benefit of the Lenders, on account of the Obligations. If any Loan Party or any of its Subsidiaries fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons, Collateral Agent and/or any Lender may make (but has no obligation to do so), at such Loan Party’s expense, all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Collateral Agent or such Lender deems prudent.
Operating Accounts.
(a)Maintain each Loan Party’s and Guarantors’ Collateral Accounts with depositary institutions that have agreed to execute Control Agreements in favor of Collateral Agent with respect to such Collateral Accounts. The provisions of the previous sentence shall not apply to Excluded Accounts.
(b)Each Loan Party shall provide Collateral Agent ten (10) days’ prior written notice before such Loan Party establishes any Collateral Account. In addition, for each Collateral Account that any Loan Party at any time maintains, such Loan Party shall cause the applicable bank or financial institution at or with which such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Collateral Agent’s Lien in such Collateral Account (held for the ratable benefit of the Secured Parties) in accordance with the terms hereunder prior to the establishment of such Collateral Account. The provisions of the previous sentence shall not apply to Excluded Accounts.
(c)None of the Loan Parties nor any Guarantor shall maintain any Collateral Accounts except Collateral Accounts maintained in accordance with this Section 6.6.
6.7Protection of Intellectual Property Rights. Each Loan Party and its Subsidiaries shall: (a)  protect, defend and maintain the validity and enforceability of its respective Intellectual Property that is material to its business; (b) promptly advise Collateral Agent in writing of material infringement by a third party of its respective Intellectual Property; and (c) not allow any of its respective Intellectual Property material to its respective business to be abandoned, forfeited or dedicated to the public without Collateral Agent’s prior written consent.
6.8Litigation Cooperation. Commencing on the Effective Date and continuing through the termination of this Agreement, make available to Collateral Agent and the Lenders, without expense to Collateral Agent or the Lenders, each Loan Party and such Loan Party’s officers, employees and agents and each Loan Party’s Books, to the extent that Collateral Agent or any Lender may reasonably deem them necessary to prosecute or defend any third-party suit or proceeding instituted by or against Collateral Agent or any Lender with respect to any Collateral or relating to such Loan Party.

6.9Landlord Waivers; Bailee Waivers. In the event that any Loan Party or any of its Subsidiaries, after the Effective Date, intends to add any new offices or business locations, including warehouses, or otherwise store any portion of the Collateral with, or deliver any portion of the Collateral to, a bailee, in each case pursuant to Section 7.2, then, in the event that the Collateral at any new location is valued (based on book value) in excess of One Million Dollars ($1,000,000) in the aggregate, at Collateral Agent’s election, such bailee or landlord, as applicable, must execute and deliver a bailee waiver or landlord waiver, as applicable, in form and substance reasonably satisfactory to Collateral Agent prior to the addition of any new offices or business locations, or any such storage with or delivery to any such bailee, as the case may be.
6.10Creation/Acquisition of Subsidiaries. In the event any Loan Party or any Subsidiary of any Loan Party creates or acquires any Subsidiary after the Effective Date (other than any Excluded Subsidiary), such Loan Party or such Subsidiary shall promptly notify Collateral Agent and the Lenders of such creation or acquisition, and such Loan Party or such Subsidiary shall take all actions reasonably requested by Collateral Agent or the Lenders to achieve any of the following with respect to such “New Subsidiary” (defined as a Subsidiary formed or acquired after the date hereof during the term of this Agreement): (i) to cause such New Subsidiary, if such New Subsidiary is not an Excluded Foreign Subsidiary, to become either a co-Borrower hereunder, or a secured Guarantor with respect to the Obligations; and (ii) to grant and pledge to Collateral Agent a perfected security interest in (x) one hundred percent (100%) of the stock, units or other evidence of ownership held by any Loan Party or its Subsidiaries of any such New Subsidiary which is not an Excluded Foreign Subsidiary, and (y) 65% of the Equity Interests, membership units, or other securities of any New Subsidiary that is a First-Tier Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter and one hundred percent (100%) of the issued and outstanding non-voting Equity Interests of such First-Tier Foreign Subsidiary.
6.Further Assurances. Execute any further instruments and take further action as Collateral Agent or any Lender reasonably requests to perfect or continue Collateral Agent’s Lien in the Collateral or to effect the purposes of this Agreement.

7.NEGATIVE COVENANTS
No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, do any of the following without the prior written consent of the Required Lenders:
7.1Dispositions. Convey, sell, lease, transfer, assign, dispose of, license (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment; (c) in connection with Permitted Liens, Permitted Investments and Permitted Licenses; (d) cash or Cash Equivalents in the ordinary course of business and pursuant to transactions not prohibited by this Agreement; (e) Transfers to Borrower or any of its Subsidiaries that are co-Borrowers or Guarantors from Borrower or any of its Subsidiaries that are co-Borrowers or Guarantors; (f) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof; (g) any abandonment, cancellation, non-renewal or discontinuance of use or maintenance of immaterial Intellectual Property (or rights relating thereto) of Borrower and its Subsidiaries that Borrower reasonably determines in good faith is no longer economically practicable to maintain or useful in the ordinary course of business and that is not adverse to the rights, remedies and benefits available to, or conferred upon, Lender under any Loan Document in any material respect or otherwise does not materially diminish the value of the Collateral securing the Obligations; (h) the granting of Consulting Royalties; (i) the sale or issuance of Equity Interests of any Subsidiary of Borrower to any Loan Party or to any other Subsidiary of Borrower permitted in Section 7.2; (j) other Transfers not involving any material Intellectual Property (or rights relating thereto) and not otherwise permitted under this Section 7.1 in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) in any fiscal year; and (k) other Transfers in which such Loan Party will receive cash proceeds in an amount equal to no less than seventy-five percent (75%) of all Transfer consideration (fixed or contingent) paid or payable to such Loan Party or Subsidiary, but only so long as, unless otherwise waived by Collateral Agent in its sole discretion, the net cash proceeds of such Transfer are utilized to repay or prepay, in whole or in part, Indebtedness to Lender under and in accordance with this Agreement and the other Loan Documents.
For the avoidance of doubt, none of (a) the sale of any Permitted Convertible Indebtedness, (b) the sale of any Warrant Transaction, (c) the purchase of any Bond Hedge Transaction or (d) the performance by Borrower of its obligations under any Permitted Convertible Indebtedness, any Warrant Transaction or any Bond Hedge Transaction (including the settlement or termination of any Bond Hedge Transaction or Warrant Transaction) shall constitute a Transfer.
7.2Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses engaged in by such Loan Party or such Subsidiary, as applicable, as of the Effective Date or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) permit any Key Person to cease being actively engaged in the management of each Loan Party unless written notice thereof is provided to each Lender within ten (10) days of such cessation, or (ii) enter into any transaction or series of related transactions in which (A) the stockholders of any Loan Party who were not stockholders immediately prior to the first such transaction own more than forty percent (40%) of the voting stock of such Loan Party immediately after giving effect to such transaction or related series of such transactions and (B) except as permitted by Section 7.3, any Loan Party ceases to own, directly or indirectly, 100% of the ownership interests in each Subsidiary of such Loan Party. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, without at least thirty (30) days’ prior written notice to Collateral Agent: (A) change its respective jurisdiction of organization, (B) except as permitted by Section 7.3, change its respective organizational structure or type, (C) change its respective legal name, or (D) change any organizational number(s) (if any) assigned by its respective jurisdiction of organization.
7.3Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or shares or any property of another Person, in each case including for the avoidance of doubt through a merger, purchase, in-licensing arrangement or any similar transaction. Notwithstanding the foregoing, (a) a Subsidiary may merge or consolidate into another Subsidiary (provided that such surviving Subsidiary is a “co-Borrower” hereunder or has provided a secured Guaranty of Borrower’s Obligations hereunder in accordance with Section 6.10) or with (or into) any Loan Party provided such Loan Party is the surviving legal entity, and as long as no Event of Default is occurring prior thereto or arises as a result therefrom, (b) a Subsidiary that is not a Loan Party may merge or consolidate with another Subsidiary that is not a Loan Party so long as such merger or consolidation results in no material and adverse impact on the Collateral and (c) any Subsidiary may be dissolved or liquidated; provided that any and all of the properties and assets of such Subsidiary are distributed to one or more Loan Parties.
7.4Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein (except for Permitted Liens), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Collateral Agent, for the ratable benefit of the Secured Parties) with any Person which directly or indirectly prohibits or has the effect of prohibiting any Loan Party, or any of its Subsidiaries, from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of such Loan Party’s or such Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” (including Permitted Licenses).

7.6Maintenance of Collateral Accounts. With respect to any Loan Party, maintain any Collateral Account except pursuant to the terms of Section 6.6 hereof.

7.7Restricted Payments. (a) Declare or pay any dividends (other than dividends payable solely in capital stock) or make any other distribution or payment in respect of or redeem, retire or purchase any capital stock other than Permitted Distributions, and (b) be a party to or bound by an agreement that restricts a Subsidiary from paying dividends or otherwise distributing property to any Loan Party.
Notwithstanding the foregoing, and for the avoidance of doubt, this Section 7.7 shall not prohibit (i) the conversion by holders of (including any cash payment upon conversion), or required payment of any principal or premium on, or required payment of any interest with respect to, any Permitted Convertible Debt, in each case, in accordance with the terms of the indenture governing such Permitted Convertible Debt; provided that the preceding sentence shall only allow principal payments with respect to any repurchase in connection with the redemption of Permitted Convertible Debt upon satisfaction of a condition related to the stock price of the Borrower’s common stock if the Redemption Conditions are satisfied in respect of such redemption; provided further that, to the extent both (a) the aggregate amount of cash payable upon conversion or redemption of any Permitted Convertible Debt (excluding any required payment of interest with respect to such Permitted Convertible Debt and excluding any payment of cash in lieu of a fractional share due upon conversion thereof) exceeds the aggregate principal amount thereof and (b) such conversion or redemption does not trigger or correspond to an exercise or early unwind or settlement of a corresponding portion of the Bond Hedge Transactions constituting Permitted Call Spread Agreements relating to such Permitted Convertible Debt (including, for the avoidance of doubt, the case where there is no Bond Hedge Transaction constituting a Permitted Call Spread Agreement relating to such Permitted Convertible Debt), the payment of such excess cash (any such payment, a “Cash Excess Payment”) shall not be permitted by this clause (i); and (ii) any required payment with respect to (including, for the avoidance of doubt, the payment of the relevant premium for the purchase thereof), or required early unwind or settlement of, any Permitted Call Spread Agreement, in each case, in accordance with the terms of the agreement governing such Permitted Call Spread Agreement; provided that, to the extent cash is required to be paid under a Warrant Transaction as a result of the election of “cash settlement” (or substantially equivalent term) as the “settlement method” (or substantially equivalent term) thereunder by the Borrower (or its Affiliate) (including in connection with the exercise and/or early unwind or settlement thereof), the payment of such cash shall not be permitted by this clause (ii).
Notwithstanding the foregoing, the Borrower may repurchase, exchange or induce the conversion of Permitted Convertible Debt by delivery of shares of the Borrower’s common stock and/or a different series of Permitted Convertible Debt (which series matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the analogous date under the indenture governing the Permitted Convertible Debt that are so repurchased, exchanged or converted) (any such series of Permitted Convertible Debt, “Refinancing Convertible Debt”) and/or by payment of cash (x) in lieu of any fractional shares, (y) in respect of accrued and unpaid interest of such Permitted Convertible Debt and (z) additional cash in an amount that does not exceed the proceeds received by the Borrower from the substantially concurrent issuance of shares of the Borrower’s common stock and/or a Refinancing Convertible Debt plus the net cash proceeds, if any, received by the Borrower pursuant to the related exercise or early unwind or termination of the related Permitted Call Spread Agreements pursuant to the immediately following proviso; provided that, substantially concurrently with, or a commercially reasonable period of time before or after, the related settlement date for the Permitted Convertible Debt that is so repurchased, exchanged or converted, the Borrower shall (and, for the avoidance of doubt, shall be permitted under this Section 7.7 to) exercise or unwind or terminate early (whether in cash, shares or any combination thereof) the portion of the Permitted Call Spread Agreements, if any, corresponding to such Permitted Convertible Debt that is so repurchased, exchanged or converted.
7.8Investments. Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so other than Permitted Investments.

7.9Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of any Loan Party or any of its Subsidiaries, except for (a) transactions that are in the ordinary course of such Loan Party’s or such Subsidiary’s business, upon fair and reasonable terms that are no less favorable to such Loan Party or such Subsidiary than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) Subordinated Debt or equity investments by such Loan Party’s investors in such Loan Party or its Subsidiaries, (c) intercompany transactions expressly permitted by Sections 7.1, 7.3, 7.4, 7.7 or 7.8, (d) normal and reasonable compensation and reimbursement of expenses of officers and directors in the ordinary course of business approved by such Loan Party’s or such Subsidiary’s board of directors, (e) employment arrangements with executive officers approved by Borrower’s Board of Directors and entered into in the ordinary course of business, (f) equity financings of the Parent that are permitted by the terms of this Agreement and (g) transactions set forth on Schedule 7.9.
7.10Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to the Lenders.
7.11Compliance. (a) Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Term Loan for that purpose; (b) fail to meet the minimum funding requirements of ERISA; (c) permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; (d) fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Change, or permit any of its Subsidiaries to do so; or (e) withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of any Loan Party or any of its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.
7.12Compliance with Anti-Terrorism Laws. Directly or indirectly, knowingly permit any Affiliate to enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Directly or indirectly, knowingly permit any Affiliate to, (a) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.
7.13Financial Covenant.
(a)Minimum Liquidity. Permit, at any time, Qualified Cash to be less than the sum of the Qualified Cash A/P Amount plus the following amount:
(i) at all times Net Product Revenue, determined as of the most recent Measurement Date and measured on a trailing twelve-month basis, is less than Seventy-Five Million Dollars ($75,000,000), Fifteen Million Dollars ($15,000,000);
(ii) at all times Net Product Revenue, determined as of the most recent Measurement Date and measured on a trailing twelve-month basis, is greater than or equal to Seventy-Five Million Dollars ($75,000,000) and less than One Hundred Million Dollars ($100,000,000), Seven Million Five Hundred Thousand Dollars ($7,500,000); or

(iii) if Net Product Revenue, determined as of the most recent Measurement Date and measured monthly on a trailing twelve-month basis, is greater than One Hundred Million Dollars ($100,000,000), Zero Dollars ($0).

7.14Material Agreements. Without the consent of Collateral Agent, amend a Material Agreement in a manner adverse to Collateral Agent and the Lenders.
7.15Redemption of Permitted Convertible Debt. Exercise any redemption right with respect to any Permitted Convertible Debt upon satisfaction of a condition related to the stock price of the Borrower’s common stock, unless the Redemption Conditions are satisfied in respect of such redemption.

8.EVENTS OF DEFAULT
Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
8.1Payment Default. Any Loan Party fails to (a) make any payment of principal or interest on any Term Loan on its due date, or (b) pay any other Obligation within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date or the date of acceleration pursuant to Section 9.1 (a) hereof);
8.2Covenant Default.
(a)Any Loan Party or any of its Subsidiaries fails or neglects to perform any obligation in Sections 3.5 (Post-Closing Obligations), 6.2 (Financial Statements, Reports, Certificates), 6.4 (Taxes), 6.5 (Insurance), 6.6 (Operating Accounts), 6.7 (Protection of Intellectual Property Rights), 6.9 (Landlord Waivers; Bailee Waivers), 6.10 (Creation/Acquisition of Subsidiaries) or any Loan Party violates any provision in Section 7; or
Any Loan Party, or any of its Subsidiaries, fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any other Loan Document to which such person is a party, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within twenty (20) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the twenty (20) day period or cannot after diligent attempts by such Loan Party or such Subsidiary, as applicable, be cured within such twenty (20) day period, and such default is likely to be cured within a reasonable time, then such Loan Party shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Term Loans shall be made during such cure period);
8.3Material Adverse Change. A Material Adverse Change has occurred;
8.4Attachment; Levy; Restraint on Business.
(a)(i) The service of process seeking to attach, by trustee or similar process, any funds of any Loan Party or any of its Subsidiaries or of any entity under control of any Loan Party or its Subsidiaries on deposit with any institution at which any Loan Party or any of its Subsidiaries maintains a Collateral Account, or (ii) a notice of lien, levy, or assessment is filed against any Loan Party or any of its Subsidiaries or their respective assets by any government agency, and the same under subclauses (i) and (ii) of this clause (a) are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); and
(b)(i) any material portion of any Loan Party’s or any of its Subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents any Loan Party or any of its Subsidiaries from conducting any part of its business;
8.5Insolvency. (a) any Loan Party or any of its Subsidiaries is or becomes Insolvent; (b) any Loan Party or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against any Loan Party or any of its Subsidiaries and not dismissed or stayed within sixty (60) days (but no Term Loans shall be extended while any Loan Party or any of its Subsidiary is Insolvent and/or until any Insolvency Proceeding is dismissed);
8.6Other Agreements. There is any default and such default continues (after the applicable grace, cure or notice period ) in any debt agreement to which any Loan Party or any of its Subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Million Dollars ($1,000,000); for the avoidance of doubt, (x), the exchange, repurchase, conversion or settlement with respect to any Permitted Convertible Debt, or satisfaction of any condition giving rise to or permitting the foregoing, pursuant to their terms that does not result from a default thereunder or an event of the type that constitutes an Event of Default or (y) any early payment requirement or unwinding or termination with respect to any Permitted Call Spread Agreement, or satisfaction of any condition giving rise to or permitting the foregoing, in accordance with the terms thereof where neither the Borrower nor any of its Affiliates is the “defaulting party” (or substantially equivalent term) under the terms of such Permitted Call Spread Agreement, in each case, shall not constitute an Event of Default under this Section 8.6;

8.7Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) (not covered by independent third-party insurance as to which (a) any Loan Party reasonably believes such insurance carrier will accept liability, (b) any Loan Party or the applicable Subsidiary has submitted such claim to such insurance carrier and (c) liability has not been rejected by such insurance carrier) shall be rendered against any Loan Party or any of its Subsidiaries and shall remain unsatisfied, unvacated, or unstayed for a period of twenty (20) days after the entry thereof;
8.8Misrepresentations. Any Loan Party or any of its Subsidiaries or any Person acting for any Loan Party or any of its Subsidiaries makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Collateral Agent and/or the Lenders or to induce Collateral Agent and/or the Lenders to enter this Agreement or any Loan Document, and such representation, warranty, or other statement, when taken as a whole, is incorrect in any material respect when made;
8.9Subordinated Debt. A default or breach occurs under any subordination agreement, or any creditor that has signed such an agreement with Collateral Agent or the Lenders breaches any terms of such agreement;
8.10Guaranty. (a) Any Guaranty terminates or ceases for any reason to be in full force and effect other than as a result of a transaction permitted under this Agreement; (b) any Guarantor does not perform any obligation or covenant under any Guaranty, after any applicable grace or cure period; or (c) any circumstance described in Section 8 occurs with respect to any Guarantor, beyond any applicable grace or cure period;
8.11Governmental Approvals; FDA Action. (a) Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non-renewal has resulted in or could reasonably be expected to result in a Material Adverse Change; or (b) (i) the FDA, DOJ or other Governmental Authority initiates a Regulatory Action or any other enforcement action against any Loan Party or any of its Subsidiaries or any supplier of any Loan Party or any of its Subsidiaries that causes any Loan Party or any of its Subsidiaries to recall, withdraw, remove or discontinue manufacturing, distributing, and/or marketing any of its products, even if such action is based on previously disclosed conduct that, as to any single or related series of transactions, incidents or conditions, could reasonably be expected to result in a Material Adverse Change; (ii) the FDA or any other comparable Governmental Authority issues a warning letter to any Loan Party or any of its Subsidiaries with respect to any of its activities or products which could reasonably be expected to result in a Material Adverse Change; (iii) any Loan Party or any of its Subsidiaries conducts a mandatory or voluntary recall which could reasonably be expected to result in liability and expense to any Loan Party or any of its Subsidiaries of One Million Dollars ($1,000,000) or more; (iv) any Loan Party or any of its Subsidiaries enters into a settlement agreement with the FDA, DOJ or other Governmental Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, of One Million Dollars ($1,000,000) or more, or that could reasonably be expected to result in a Material Adverse Change, even if such settlement agreement is based on previously disclosed conduct; or (v) the FDA or any other comparable Governmental Authority revokes any authorization or permission granted under any Registration, or any Loan Party or any of its Subsidiaries withdraws any Registration, that could reasonably be expected to result in a Material Adverse Change; and
8.Lien Priority. Except as the result of the action or inaction of Collateral Agent or the Lenders, any Lien created hereunder or by any other Loan Document shall at any time fail to constitute a valid and perfected Lien on any of the Collateral purported to be secured thereby, subject to no prior or equal Lien, other than Permitted Liens, subject to the terms of the Loan Documents.
9.RIGHTS AND REMEDIES
9.1Rights and Remedies.
(a)Upon the occurrence and during the continuance of an Event of Default, Collateral Agent may, and at the written direction of Required Lenders shall, without notice or demand, do any or all of the following: (i) deliver notice of the Event of Default to any Loan Party, (ii) by notice to any Loan Party declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations shall be immediately due and payable without any action by Collateral Agent or the Lenders) or (iii) by notice to any Loan Party suspend or terminate the obligations, if any, of the Lenders to advance money or extend credit for any Loan Party’s benefit under this Agreement or under any other agreement between any Loan Party and Collateral Agent and/or the Lenders (but if an Event of Default described in Section 8.5 occurs all obligations, if any, of the Lenders to advance money or extend credit for any Loan Party’s benefit under this Agreement or under any other agreement between any Loan Party and Collateral Agent and/or the Lenders shall be immediately terminated without any action by Collateral Agent or the Lenders).

(b)Without limiting the rights of Collateral Agent and the Lenders set forth in Section 9.1(a) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right and at the written direction of the Required Lenders shall, without notice or demand, to do any or all of the following:
(i)foreclose upon and/or sell or otherwise liquidate, the Collateral;
(ii)make a demand for payment upon any Guarantor pursuant to the Guaranty delivered by such Guarantor;
(iii)apply to the Obligations any (A) balances and deposits of the Loan Parties that Collateral Agent or any Lender holds or controls, (B) any amount held or controlled by Collateral Agent or any Lender owing to or for the credit or the account of any Loan Party, or (C) amounts received from any Guarantor in accordance with the respective Guaranty delivered by such Guarantor; and/or
(iv)commence and prosecute an Insolvency Proceeding or consent to any Loan Party commencing any Insolvency Proceeding.
(c)Without limiting the rights of Collateral Agent and the Lenders set forth in Sections 9.1(a) and (b) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right, without notice or demand, to do any or all of the following:
(i)settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Collateral Agent considers advisable, notify any Person owing any Loan Party money of Collateral Agent’s security interest in such funds, and verify the amount of such account;
(ii)make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its Liens in the Collateral (held for the ratable benefit of the Secured Parties). The Loan Parties shall assemble the Collateral if Collateral Agent requests and make it available at such location as Collateral Agent reasonably designates. Collateral Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Each Loan Party grants Collateral Agent a license to enter and occupy any of its premises, without charge, to exercise any of Collateral Agent’s rights or remedies;
(iii)ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, and/or advertise for sale, any of the Collateral. Collateral Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, each Loan Party’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Collateral Agent’s exercise of its rights under this Section 9.1, each Loan Party’s rights under all licenses and all franchise agreements inure to Collateral Agent, for the benefit of the Lenders;
(iv)place a “hold” on any Collateral Account maintained with Collateral Agent or any Lender or otherwise in respect of which a Control Agreement has been delivered in favor of Collateral Agent (for the ratable benefit of the Secured Parties) and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;
(v)demand and receive possession of any Loan Party’s Books;
(vi)appoint a receiver to seize, manage and realize any of the Collateral, and such receiver shall have any right and authority as any competent court will grant or authorize in accordance with any applicable law, including any power or authority to manage the business of any Loan Party; and
(vii)subject to clauses 9.1(a) and (b), exercise all rights and remedies available to Collateral Agent and each Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).
Notwithstanding any provision of this Section 9.1 to the contrary, upon the occurrence of any Event of Default, Collateral Agent shall have the right to exercise any and all remedies referenced in this Section 9.1 without the written consent of Required Lenders following the occurrence of an Exigent Circumstance.

9.2Power of Attorney. Each Loan Party hereby irrevocably appoints Collateral Agent as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse any Loan Party’s name on any checks or other forms of payment or security; (b) sign any Loan Party’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts of any Loan Party directly with the applicable Account Debtors, for amounts and on terms Collateral Agent determines reasonable; (d) make, settle, and adjust all claims under any Loan Party’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Collateral Agent or a third party as the Code or any applicable law permits. Each Loan Party hereby appoints Collateral Agent as its lawful attorney-in-fact to sign any Loan Party’s name on any documents necessary to perfect or continue the perfection of Collateral Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Collateral Agent and the Lenders are under no further obligation to make extend Term Loans hereunder. Collateral Agent’s foregoing appointment as any Loan Party’s attorney in fact, and all of Collateral Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Collateral Agent’s and the Lenders’ obligation to provide Term Loans terminates.
9.3Protective Payments. If any Loan Party fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which any Loan Party is obligated to pay under this Agreement or any other Loan Document, Collateral Agent may obtain such insurance or make such payment, and all amounts so paid by Collateral Agent are Lenders’ Expenses and immediately due and payable, bearing interest at the Default Rate, and secured by the Collateral. Collateral Agent will make reasonable efforts to provide any Loan Party with notice of Collateral Agent obtaining such insurance or making such payment at the time it is obtained or paid or within a reasonable time thereafter. No such payments by Collateral Agent are deemed an agreement to make similar payments in the future or Collateral Agent’s waiver of any Event of Default.
9.4Application of Payments and Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) each Loan Party irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Collateral Agent from or on behalf of any Loan Party or any of its Subsidiaries of all or any part of the Obligations, and, as between each Loan Party on the one hand and Collateral Agent and Lenders on the other, Collateral Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Collateral Agent may deem advisable notwithstanding any previous application by Collateral Agent, and (b) the proceeds of any sale of, or other realization upon all or any part of the Collateral shall be applied: first, to the Lenders’ Expenses; second, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the Obligations outstanding; and fourth, to any other Obligations owing to Collateral Agent or any Lender under the Loan Documents. Any balance remaining shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category. Any reference in this Agreement to an allocation between or sharing by the Lenders of any right, interest or obligation “ratably,” “proportionally” or in similar terms shall refer to the Lenders’ Pro Rata Shares unless expressly provided otherwise. Collateral Agent, or if applicable, each Lender, shall promptly remit to the other Lenders such sums as may be necessary to ensure the ratable repayment of each Lender’s Pro Rata Share of any Term Loan and the ratable distribution of interest, fees and reimbursements paid or made by any Loan Party. Notwithstanding the foregoing, a Lender receiving a scheduled payment shall not be responsible for determining whether the other Lenders also received their scheduled payment on such date; provided, however, if it is later determined that a Lender received more than its Pro Rata Share of scheduled payments made on any date or dates, then such Lender shall remit to Collateral Agent or other the Lenders such sums as may be necessary to ensure the ratable payment of such scheduled payments, as instructed by Collateral Agent. If any payment or distribution of any kind or character, whether in cash, properties or securities, shall be received by a Lender in excess of its Pro Rata Share, then the portion of such payment or distribution in excess of such Lender’s Pro Rata Share shall be received and held by such Lender in trust for and shall be promptly paid over to the other Lenders (in accordance with their respective Pro Rata Shares) for application to the payments of amounts due on such other Lenders’ claims. To the extent any payment for the account of any Loan Party is required to be returned as a voidable transfer or otherwise, the Lenders shall contribute to one another as is necessary to ensure that such return of payment is on a pro rata basis. If any Lender shall obtain possession of any Collateral, it shall hold such Collateral for itself and as agent and bailee for the Secured Parties for purposes of perfecting Collateral Agent’s security interest therein (held for the ratable benefit of the Secured Parties).

9.5Liability for Collateral. So long as Collateral Agent and the Lenders comply with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Collateral Agent and the Lenders, Collateral Agent and the Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. The Loan Parties bear all risk of loss, damage or destruction of the Collateral.
9.6No Waiver; Remedies Cumulative. Failure by Collateral Agent or any Lender, at any time or times, to require strict performance by any Loan Party of any provision of this Agreement or by any Loan Party or any other Loan Document shall not waive, affect, or diminish any right of Collateral Agent or any Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Collateral Agent and the Required Lenders and then is only effective for the specific instance and purpose for which it is given. The rights and remedies of Collateral Agent and the Lenders under this Agreement and the other Loan Documents are cumulative. Collateral Agent and the Lenders have all rights and remedies provided under the Code, any applicable law, by law, or in equity. The exercise by Collateral Agent or any Lender of one right or remedy is not an election, and Collateral Agent’s or any Lender’s waiver of any Event of Default is not a continuing waiver. Collateral Agent’s or any Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.
9.7Demand Waiver. Each Loan Party waives, to the fullest extent permitted by law, demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Collateral Agent or any Lender on which any Loan Party or any Subsidiary is liable.
10.NOTICES
Other than as specifically provided herein, all notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Any of Collateral Agent, Lender or the Loan Parties may change its mailing address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to the Loan Parties:	SI-BONE, Inc. 471 El Camino Real, Suite 101, Santa Clara, CA 95050 Attn: Michael Pisetsky; Laura Francis Fax: (408) 557-8312 Email: mpisetsky@si-bone.com; lfrancis@si-bone.com

with a copy (which shall not constitute notice) to:	COOLEY LLP 55 Hudson Yards New York, NY 10001 Attn: Patrick Flanagan Email: pflanagan@cooley.com

If to Collateral Agent:	SOLAR CAPITAL LTD. 500 Park Avenue, 3rd Floor New York, NY 10022 Attention: Anthony Storino Fax: (212) 993-1698 Email: storino@Solarcapltd.com

with a copy (which shall not constitute notice) to:	LATHAM & WATKINS LLP 505 Montgomery Street, Suite 2000 San Francisco, CA 94111 Attention: Haim Zaltzman Facsimile: (415) 395-8095 Email: haim.zaltzman@lw.com

11.CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER
11.1Waiver of Jury Trial. EACH LOAN PARTY, COLLATERAL AGENT AND LENDERS UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, ANY OF THE INDEBTEDNESS SECURED HEREBY, ANY DEALINGS AMONG EACH LOAN PARTY, COLLATERAL AGENT AND/OR LENDERS RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED AMONG EACH LOAN PARTY, COLLATERAL AGENT AND/OR LENDERS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
11.2Governing Law and Jurisdiction. THIS AGREEMENT, THE OTHER LOAN DOCUMENTS (EXCLUDING THOSE LOAN DOCUMENTS THAT BY THEIR OWN TERMS ARE EXPRESSLY GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL; PROVIDED, HOWEVER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.

11.3Submission to Jurisdiction. Any legal action or proceeding with respect to the Loan Documents shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each Loan Party hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts. Notwithstanding the foregoing, Collateral Agent and Lenders shall have the right to bring any action or proceeding against any Loan Party (or any property of any Loan Party) in the court of any other jurisdiction Collateral Agent or Lenders deem necessary or appropriate in order to realize on the Collateral or other security for the Obligations. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.
11.4Service of Process. Each Loan Party irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable requirements of law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of the Loan Parties specified herein (and shall be effective when such mailing shall be effective, as provided therein). Each Loan Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
11.5Non-exclusive Jurisdiction. Nothing contained in this Article 11 shall affect the right of Collateral Agent or Lenders to serve process in any other manner permitted by applicable requirements of law or commence legal proceedings or otherwise proceed against any Loan Party in any other jurisdiction.
12.GENERAL PROVISIONS
12.1Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. No Loan Party may transfer, pledge or assign this Agreement or any rights or obligations under it without Collateral Agent’s prior written consent (which may be granted or withheld in Collateral Agent’s discretion, subject to Section 12.5). The Lenders have the right, without the consent of or notice to any Loan Party, to sell, transfer, assign, pledge, negotiate, or grant participation in (any such sale, transfer, assignment, negotiation, or grant of a participation, a “Lender Transfer”) all or any part of, or any interest in, the Lenders’ obligations, rights, and benefits under this Agreement and the other Loan Documents; provided, however, that (x) any such Lender Transfer (other than (i) any Transfer at any time that an Event of Default has occurred and is continuing, or (ii) a transfer, pledge, sale or assignment to an Eligible Assignee) of its obligations, rights, and benefits under this Agreement and the other Loan Documents shall require the prior written consent of Collateral Agent (such approved assignee, an “Approved Lender”) and (y) participations shall not require notice to or consent from any Loan Party. Each Loan Party and Collateral Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned until Collateral Agent shall have received and accepted an effective assignment agreement in form satisfactory to Collateral Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee or Approved Lender as Collateral Agent reasonably shall require. Notwithstanding anything to the contrary contained herein, so long as no Event of Default has occurred and is continuing, no Lender Transfer (other than a Lender Transfer in connection with (x) assignments by a Lender due to a forced divestiture at the request of any regulatory agency; or (y) upon the occurrence of a default, event of default or similar occurrence with respect to a Lender’s own financing or securitization transactions) shall be permitted, without Borrower’s consent, to any Person which is an Affiliate or Subsidiary of any Loan Party, a then-current direct competitor of any Loan Party, as reasonably determined by Collateral Agent at the time of such assignment. Collateral Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in the United States a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitments of, and principal amounts (and stated interest) of the Term Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Collateral Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Collateral Agent (in its capacity as Collateral Agent)

shall have no responsibility for maintaining a Participant Register. Each Loan Party agrees that each participant shall be entitled to the benefits of the provisions in Exhibit C attached hereto (subject to the requirements and limitations therein, including the requirements under Section 7 of Exhibit C attached hereto (it being understood that the documentation required under Section 7 of Exhibit C attached hereto shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Section 12.1; provided that such participant shall not be entitled to receive any greater payment under Exhibit C attached hereto, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation.
12.2Indemnification. Each Loan Party agrees to indemnify, defend and hold each Secured Party and their respective directors, officers, employees, consultants, agents, attorneys, or any other Person affiliated with or representing such Secured Party (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents; and (b) all losses and Lenders’ Expenses incurred, or paid by Indemnified Person in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents (including reasonable attorneys’ fees and expenses), except, in each case, for Claims and/or losses directly caused by such Indemnified Person’s bad faith, gross negligence or willful misconduct. Each Loan Party hereby further agrees to indemnify, defend and hold each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnified Person) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of the Loan Parties, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Collateral Agent or Lenders) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds except for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements directly caused by such Indemnified Person’s gross negligence or willful misconduct. This Section 12.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
12.3Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
12.4Correction of Loan Documents. Collateral Agent may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.
12.5Amendments in Writing; Integration.  No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, or any consent to any departure by any Loan Party or any of its Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by the Loan Parties, Collateral Agent and the Required Lenders, provided that:
(i)no such amendment, waiver or other modification that would have the effect of increasing or reducing a Lender’s Term Loan Commitment or Commitment Percentage shall be effective as to such Lender without such Lender’s written consent;
(ii)no such amendment, waiver or modification that would affect the rights and duties of Collateral Agent shall be effective without Collateral Agent’s written consent or signature; and
(iii)no such amendment, waiver or other modification shall, unless signed by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Term Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Term Loan (B) postpone the date fixed for, or waive, any payment of principal of any Term Loan or of interest on any Term Loan (other than default interest) or any fees provided for hereunder (other than late charges or for any termination of any commitment); (C) change the definition of the term “Required Lenders” or the percentage of Lenders which shall be required for the Lenders to take any action hereunder; (D) release all or substantially all of any material portion of the Collateral, authorize any Loan Party to sell or otherwise dispose of all or substantially all or any material portion of the Collateral or release any Guarantor of all or any portion of the Obligations or its Guaranty obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be expressly permitted under this Agreement or the other Loan Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 12.5 or the definitions of the terms used in this Section 12.5 insofar as the definitions affect the substance of this Section 12.5; (F) consent to the assignment, delegation or other transfer by any Loan Party of any of its rights and obligations under any Loan Document or release any Loan Party of its payment obligations under any Loan Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; (G) amend any of the provisions of Section 9.4 or amend any of the definitions of Pro Rata Share, Term Loan Commitment, Commitment Percentage or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder; (H) subordinate the Liens granted in favor of Collateral Agent securing the Obligations or (I) amend any of the provisions of Section 12.8. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F), (G) and (H) of the immediately preceding sentence.
(a)Other than as expressly provided for in Section 12.5(a)(i)(iii), Collateral Agent may, at its discretion, or if requested by the Required Lenders, from time to time designate covenants in this Agreement less restrictive by notification to a representative of the Loan Parties.
(b)This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements with respect to such subject matter. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.
12.6Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, portable document format (.pdf) or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.
12.7Survival. Except as otherwise provided in this Agreement, all covenants, representations and warranties made in this Agreement continue in full force and effect until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of the Loan Parties in Section 12.2 to indemnify each Lender and Collateral Agent, as well as the confidentiality provisions in Section 12.8 below, shall survive until the statute of limitations with respect to such claim or cause of action shall have run.
12.8Confidentiality. In handling any confidential information of the Loan Parties, each of the Lenders and Collateral Agent shall exercise the same degree of care that it exercises for their own proprietary information, but disclosure of information may be made: (a) subject to the terms and conditions of this Agreement, to the Lenders’ and Collateral Agent’s Subsidiaries or Affiliates, or in connection with a Lender’s own financing or securitization transactions and upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; (b) to prospective transferees (other than those identified in (a) above) or purchasers of any interest in the Term Loans (provided, however, the Lenders and Collateral Agent shall, except upon the occurrence and during the continuance of an Event of Default, obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision or to similar confidentiality terms); (c) as required by law, rule, regulation, regulatory or self-regulatory authority, subpoena, or other order; (d) to Lenders’ or Collateral Agent’s regulators or as otherwise required in connection with an examination or audit; (e) as Collateral Agent reasonably considers appropriate in exercising remedies under the Loan Documents; and (f) to third party service providers of the Lenders and/or Collateral Agent so long as such service providers have executed a confidentiality agreement or have agreed to similar confidentiality terms with the Lenders and/or Collateral Agent, as applicable, with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in the Lenders’ and/or Collateral Agent’s possession when disclosed to the Lenders and/or Collateral Agent, or becomes part of the public domain after disclosure to the Lenders and/or Collateral Agent through no breach of this provision by the Lenders or Collateral Agent; or (ii) is disclosed to the Lenders and/or Collateral Agent by a third party, if the Lenders and/or Collateral Agent does not know that the third party is prohibited from disclosing the information. Collateral Agent and the Lenders may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis. The provisions of the immediately preceding sentence shall survive the termination of this Agreement. The agreements provided under this Section 12.8 supersede all prior agreements, understanding, representations, warranties, and negotiations between the parties about the subject matter of this Section 12.8.

12.9Right of Set Off. Each Loan Party hereby grants to Collateral Agent and to each Lender, a Lien, security interest and right of set off as security for all Obligations to Secured Parties hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of any Secured Party or any entity under the control of such Security Party (including a Collateral Agent Affiliate) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, any Secured Party may set off the same or any part thereof and apply the same to any liability or obligation of the Loan Parties even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE COLLATERAL AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF ANY LOAN PARTY ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY SUCH LOAN PARTY.
12.10Cooperation of the Loan Parties. If necessary, each Loan Party agrees to (i) execute any documents reasonably required to effectuate and acknowledge each assignment of a Term Loan Commitment (or portion thereof) or Term Loan (or portion thereof) to an assignee in accordance with Section 12.1, (ii) make each Loan Party’s management personnel available to meet with Collateral Agent and prospective participants and assignees of Term Loan Commitments, the Term Loans or portions thereof (which meetings shall be conducted no more often than twice every twelve months unless an Event of Default has occurred and is continuing), and (iii) assist Collateral Agent and the Lenders in the preparation of information relating to the financial affairs of each Loan Party as any prospective participant or assignee of a Term Loan Commitment (or portions thereof) or Term Loan (or portions thereof) reasonably may request. Subject to the provisions of Section 12.8, each Loan Party authorizes each Lender to disclose to any prospective participant or assignee of a Term Loan Commitment (or portions thereof), any and all information in such Lender’s possession concerning each Loan Party and its financial affairs which has been delivered to such Lender by or on behalf of any Loan Party pursuant to this Agreement, or which has been delivered to such Lender by or on behalf of any Loan Party in connection with such Lender’s credit evaluation of the Loan Parties prior to entering into this Agreement.
12.11Public Announcement. Each Loan Party hereby agrees that Collateral Agent and each Lender may make a public announcement of the transactions contemplated by this Agreement, and may publicize the same in marketing materials, newspapers and other publications, and otherwise, and in connection therewith may use any Loan Party’s name, tradenames and logos. Collateral Agent and the Lenders may also make disclosures to the Securities and Exchange Commission or other governmental agency and any other public disclosure with investors, other governmental agencies or other related persons.
12.12Collateral Agent and Lender Agreement. Collateral Agent and the Lenders hereby agree to the terms and conditions set forth on Exhibit B attached hereto. Each Loan Party acknowledges and agrees to the terms and conditions set forth on Exhibit B attached hereto.
12.13Time of Essence. Time is of the essence for the performance of Obligations under this Agreement.
12.14Termination Prior to Maturity Date; Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations have been satisfied. So long as each Loan Party has satisfied the Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement and for which no claim has been made) in accordance with the terms of this Agreement, this Agreement may be terminated prior to the Maturity Date by any Loan Party, effective five (5) Business Days after written notice of termination is given to Collateral Agent and the Lenders.
12.15Electronic Execution of Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation assignments, assumptions, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Collateral Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

SI-BONE, INC.

By: /s/ Laura Francis
Name: Laura Francis
Title: Chief Financial Officer

[Signature Continues on the Next Page]

AGENT:

SOLAR CAPITAL LTD.

By: /s/ Anthony Storino
Name: Anthony Storino
Title: Authorized Signatory

LENDERS:

SOLAR CAPITAL LTD.

By: /s/ Anthony Storino
Name: Anthony Storino
Title: Authorized Signatory

SUNS SPV LLC

By: /s/ Anthony Storino
Name: Anthony Storino
Title: Authorized Signatory

SCP PRIVATE CREDIT INCOME FUND L.P.

By: /s/ Anthony Storino
Name: Anthony Storino
Title: Authorized Signatory

SCP PRIVATE CREDIT INCOME BDC LLC

By: /s/ Anthony Storino
Name: Anthony Storino
Title: Authorized Signatory

SCP PRIVATE CORPORATE LENDING FUND L.P.

By: /s/ Anthony Storino
Name: Anthony Storino
Title: Authorized Signatory

SCP SF DEBT FUND L.P.

By: /s/ Anthony Storino
Name: Anthony Storino
Title: Authorized Signatory

SCHEDULE 1.1
Lenders and Commitments

Lender	Term Loan Commitment	Commitment Percentage
SOLAR CAPITAL LTD.	$17,843,354.85	44.61%
SUNS SPV LLC	$2,742,296.93	6.86%
SCP PRIVATE CREDIT INCOME FUND L.P.	$4,681,186.56	11.70%
SCP PRIVATE CREDIT INCOME BDC LLC	$3,492,143.75	8.73%
SCP PRIVATE CORPORATE LENDING FUND L.P.	$9,055,750.04	22.64%
SCP SF DEBT FUND L.P.	$2,185,267.87	5.46%
TOTAL	$40,000,000.00	100.00%